UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CNB Financial Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14-a6(i)(1) and 0-11.

1 South Second Street
P.O. Box 42
Clearfield, PA 16830
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNB FINANCIAL CORPORATION will be held virtually only via a live webcast exclusively at http://www.viewproxy.com/CNBFinancial/2024/vm. Please register in advance of the virtual meeting by visiting www.viewproxy.com/CNBFinancial/2024. For procedures on attending the virtual meeting, please refer to the section titled “About the Meeting” beginning on page 1. The virtual meeting will be held on Tuesday, April 16, 2024, beginning at 2:00 p.m. (EDT) for the following purposes:
1.ELECTION OF DIRECTORS: To elect the four Class 3 directors to serve until the Annual Meeting in the year 2027 or until their respective successors are elected.
2.CHARTER AMENDMENT: To amend our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to grant the Corporation’s Board of Directors the concurrent right to amend the CNB Financial Corporation Bylaws (the “Bylaws”) (the “Charter Amendment”).
3.SAY-ON-PAY VOTE: To vote on a non-binding advisory resolution on the compensation program for CNB Financial Corporation’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, and compensation tables, and related narrative executive compensation disclosures contained in the Proxy Statement (a “Say-On-Pay” vote).
4.RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of FORVIS, LLP as our independent registered public accounting firm for the year ending December 31, 2024.
5.TRANSACTION OF OTHER BUSINESS: To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors of CNB Financial Corporation fixed February 20, 2024, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
Accompanying this notice are (i) the Annual Report on Form 10-K for the year ended December 31, 2023; (ii) the 2023 CNB Financial Corporation Annual Report; and (iii) the Proxy Statement and form of proxy for the meeting.
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO VOTE EITHER BY INTERNET, TELEPHONE, OR MAIL FOLLOWING THE “VOTING PROCEDURES” AS DETAILED ON PAGE 2 OF THE PROXY STATEMENT, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE MEETING. PLEASE VOTE YOUR SHARES ELECTRONICALLY, OR IF USING THE MAIL PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD, AS PROMPTLY AS POSSIBLE. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS ONE, TWO, THREE AND FOUR DESCRIBED ABOVE. YOU MAY WITHDRAW OR CHANGE YOUR PROXY AT ANY TIME BEFORE IT IS OFFICIALLY REGISTERED AS VOTED BY SO NOTIFYING THE SECRETARY AND VOTING YOUR SHARES WHILE THE POLLS ARE OPEN DURING THE VIRTUAL ANNUAL MEETING.
By Order of the Board,
Richard L. Greslick, Jr., Secretary
Clearfield, Pennsylvania
[ ], 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held virtually only on April 16, 2024. This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and our separate 2023 CNB Financial Corporation Annual Report document which includes, among other information, listings of the Directors and Officers of CNB Financial Corporation and its subsidiaries, are available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

CNB FINANCIAL CORPORATION
1 SOUTH SECOND STREET
CLEARFIELD, PA 16830-0042
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY
Tuesday, April 16, 2024, 2:00 p.m. (EDT)
ABOUT THE MEETING
General Information
This Proxy Statement is furnished to shareholders of CNB Financial Corporation (the “Corporation”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 16, 2024 at 2:00 p.m. (EDT).
The Corporation is a Pennsylvania corporation and a financial holding company registered with the Federal Reserve Board and has its principal offices at CNB Bank, 1 South Second Street, Clearfield, Pennsylvania 16830-0042. The subsidiaries of the Corporation are CNB Bank (“CNB Bank” or the “Bank”), CNB Securities Corporation, CNB Risk Management, Inc., Holiday Financial Services Corporation and CNB Insurance Agency.
Unless otherwise directed, proxies solicited hereby will be voted FOR the election as directors of the nominees named under the caption: “Proposal 1. Election of Directors;” FOR approval of the Charter Amendment; FOR approval of the non-binding advisory resolution on the compensation program for our NEOs (as defined below); and FOR ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2024. The Board is not aware of any other matters which will be presented for action at the meeting, but the persons named in the proxies intend to vote or act according to their discretion with respect to any other proposal which may be presented for shareholder action at the Annual Meeting.
Solicitation
The enclosed proxy is being solicited by the Board. The cost of preparing, assembling and mailing the notice of annual meeting, proxy statement and form of proxy is to be borne by the Corporation. In addition to the solicitation of proxies by use of mail, directors, officers or other employees of the Corporation may solicit proxies personally or by telephone and the Corporation may request certain persons holding stock in their names or in the names of their nominees to obtain proxies from and send proxy material to the principals and will reimburse such persons for their expenses in so doing. Directors, officers, or other employees so utilized will not receive special compensation for such efforts. The date on which this Proxy Statement and the accompanying form of proxy was first mailed to shareholders was on or around [ ], 2024.
Quorum; Voting
A quorum for the transaction of business at the Annual Meeting will require the presence, through virtual confirmed attendance, or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting. Abstentions are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter is required for the approval of all matters under consideration at the Annual Meeting. Shareholders have one vote for each share of common stock held.
Revocation of Proxies
The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of a written notice revoking it, or a duly executed proxy bearing a later date, with Richard L. Greslick, Jr., the Secretary of the Corporation. In the event your proxy is mailed and you virtually attend the meeting, you have the right to revoke your proxy and cast your vote personally using the instructions included under the section titled “Attending the Virtual Annual Meeting” which begins on page 2 of this Proxy Statement. All properly executed proxies delivered to us pursuant to this solicitation will be voted at the meeting in accordance with your instructions, if any.

Eligibility to Vote; Record Date
The securities that can be voted at the Annual Meeting consist of shares of common stock of the Corporation with each share entitling its owner to one vote on all matters properly presented at the meeting. There is no cumulative voting of shares. The Board has fixed the close of business on February 20, 2024, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 21,018,802 shares of common stock then outstanding and eligible to be voted at the Annual Meeting. As of that date, all executive officers and directors of the Corporation as a group (21 persons) beneficially owned 606,605 shares, or 2.89%, of the total number of outstanding shares.
Voting Procedures
Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote without virtually attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the internet, by telephone or by mail.
•Voting by internet or telephone - You may submit your proxy over the internet or by telephone by following the instructions for internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.
•Voting by mail - You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.
The proposal to ratify the appointment of independent auditors (Proposal 4) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the proposals with respect to the election of directors (Proposal 1), the Charter Amendment (Proposal 2), and “Say-On-Pay” (Proposal 3) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these three matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these three proposals.
Attending the Virtual Annual Meeting
Shareholders at the virtual Annual Meeting will have the same rights as at an in-person meeting, including the rights to vote and ask questions at the virtual meeting. Both shareholders of record and street name shareholders who wish to virtually attend the Annual Meeting will need to register to be able to (i) attend the Annual Meeting via live webcast, (ii) submit their questions during the meeting, and (iii) vote their shares electronically at the Annual Meeting by following the instructions below.
If you are a shareholder of record, you must:
•Follow the instructions provided on your Notice or proxy card to first register at www.viewproxy.com/CNBFinancial/2024 by 11:59 p.m. (EDT) on April 15, 2024. You will need to enter your name, phone number, virtual control number (included on your Notice or proxy card) and email address as part of the registration, following which, you will receive an email confirmation of your registration, as well as a password to virtually attend the Annual Meeting.
•On the day of the Annual Meeting, if you have properly registered, you may enter and attend the virtual Annual Meeting by logging in at http://www.viewproxy.com/CNBFinancial/2024/VM using the password you received via an email confirmation of your registration.
•If you wish to vote your shares electronically during the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open (you will need the 16-digit virtual control number included on your Notice or proxy card).

If you are a street name shareholder, you must:
•Obtain a legal proxy from your broker, bank, trustee or other nominee.
•Register at www.viewproxy.com/CNBFinancial/2024 by 11:59 p.m. (EDT) on April 15, 2024. You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration, following which, you will receive an email confirming your registration, your virtual control number, as well as the password to virtually attend the Annual Meeting. Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting virtually, but you will be unable to vote your shares electronically at the Annual Meeting.
•On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting virtually by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/CNBFinancial/2024/VM (you will need the 16-digit virtual control number assigned to you in your registration confirmation email).
•If you wish to vote your shares electronically at the virtual Annual Meeting, you will need to visit http://www.AALvote.com/CCNE during the Annual Meeting while the polls are open (you will need the 16-digit virtual control number assigned to you in your registration confirmation email). Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting are posted on www.viewproxy.com/CNBFinancial/2024 under Frequently Asked Questions (FAQ). The Annual Meeting live webcast will begin promptly at 2:00 p.m. (EDT) on April 16, 2024. We encourage you to access the virtual meeting prior to the start time. Online check-in will begin at 1:30 p.m. (EDT), and you should allow ample time for the check-in procedures.
Live Q&A
You may ask questions during the virtual meeting by following the instructions that will be available on the virtual meeting website. Representatives of the Corporation will answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. Off-topic, personal or other inappropriate questions will not be answered.
Technical Assistance
We will have technicians ready to assist you with any technical difficulties you may have when trying to access the Annual Meeting live webcast. Please be sure to check in beginning at 1:30 p.m. (EDT), 30 minutes prior to the 2:00 p.m. (EDT) start of the virtual meeting on April 16, 2024, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live webcast during the check-in period or meeting time, please email VirtualMeeting@viewproxy.com or call 1-866-612-8937.
The platform we are using for the Annual Meeting live webcast will require you to install a software or have the ability to run a temporary application in order for you to join the Annual Meeting live webcast. If you have not registered to attend the meeting, but would like to listen in only on the day of the meeting at 2:00 p.m. (EDT), the toll-free number and access code will be displayed on the site www.viewproxy.com/CNBFinancial/2024.
Obtaining an Annual Report on Form 10-K
The Corporation is required to file an Annual Report on Form 10-K (the “Form 10-K”) for the 2023 fiscal year with the U.S. Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830. Our 2023 Annual Report is also available free of charge on the Investor Relations section of our website (www.cnbbank.bank).

PROPOSAL 1. ELECTION OF DIRECTORS
The Bylaws provide that the Board shall consist of not less than nine nor more than twenty-four persons. The Board has acted to fix the number of directors of the Corporation for the ensuing year at twelve, including ten independent directors and two directors who are also members of the Corporation’s management team.
The Bylaws further provide that the Board shall be classified into three classes with each class consisting of not less than three nor more than eight directors. The Board has elected to fix the number of each class of directors at four. One class of directors is to be elected annually for a three-year term and until their successors are elected and qualified, or until their earlier death, resignation, removal or achievement of the mandatory retirement age on the day a director becomes 70 years old. The four Class 3 nominees named below are nominated to serve as Class 3 directors to hold office for a three-year term expiring at the third succeeding annual meeting (in the year 2027). Each nominee has consented to be named as a nominee and has agreed to serve if elected. If, for any reason, any of the nominees named below should become unavailable to serve, the enclosed proxy will be voted for the remaining nominees and such other person or persons as the Board may select among those recommended by the Corporate Governance/Nominating Committee.
Information as to Nominees and Other Directors
The following tables set forth the names of the nominees for election as directors and the current directors of the Corporation. Also set forth in the tables is certain other information with respect to each such person’s age at December 31, 2023, the periods during which such person has served as a director of the Corporation, and positions currently held with the Corporation.
Following the tables are biographies of each of the nominees and continuing directors which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that such person should serve as a director as of the time of filing of this Proxy Statement. The Corporate Governance/Nominating Committee believes that each director brings a strong and unique background and set of skills to the Board, giving the Board a collective competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance and marketing. “Independent” directors are those who, in the Board’s judgment, meet the standards for independence as required by NASDAQ.

NOMINEES:
The following Class 3 directors for a three-year term expiring at the time of the annual meeting in 2027.

Name	Age at December 31, 2023	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Michael Obi Independent Director	56	President, UBIZ Venture Capital Chief Executive Officer, Spectrum Global Solutions	—	9/14/2021
Michael D. Peduzzi	58	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank President & Chief Operating Officer, CNB Bank Senior Vice President and Chief Financial Officer, Mid Penn Bancorp, Inc	President and Chief Executive Officer, CNB Financial Corp. and CNB Bank President & Chief Operating Officer, CNB Bank	1/1/2023
Joel E. Peterson Independent Director	65	Chairman/CEO, Clearfield Wholesale Paper	—	9/13/2011
Richard B. Seager Independent Director	66	Owner, Ritri Holdings, LLC President and CEO, Journey Health System	—	12/14/2010
Michael Obi is President of UBIZ Venture Capital and Chief Executive Officer of Spectrum Global Holdings, LLC, in Cleveland, Ohio. He has seventeen years of experience working in banking and financial services, including executive leadership positions at KeyBank, Bank of America, Wells Fargo and SunTrust. Prior to launching Spectrum Global Holdings, LLC, he served as Senior Vice President for KeyBank’s Retail and Business Banking Segments. Mr. Obi obtained both his Bachelor of Science degree in Accounting and Master of Business Administration from the Coggins School of Business at the University of North Florida in Jacksonville, Florida. Mr. Obi has served and continues to serve on various boards within the Cleveland community. He also heads economic development strategies for the Urban League of Greater Cleveland. The Board believes that Mr. Obi, through his extensive experience in all areas of banking, including retail, commercial, operations and finance, provides a significant depth of knowledge of the industry to the Board.
Michael D. Peduzzi joined CNB Financial Corporation as the President and Chief Operating Officer of CNB Bank in August 2021. He became CEO of CNB Bank on July 1, 2022, and became President and CEO of CNB Financial Corporation on December 31, 2022. Mr. Peduzzi has over 30 years of experience working for companies in the banking and financial services industry while maintaining his Certified Public Accounting license continuously throughout that same period. Prior to joining the Bank, Mr. Peduzzi served as an executive at other publicly-held financial institutions, including as the Senior Vice President and Chief Financial Officer of Mid Penn Bancorp, Inc. from 2016 through August 2021. He has also held Executive and Chief Financial Officer roles at Codorus Valley Bancorp and Union National Financial Corp, and was the Corporate Audit Executive for Keystone Financial Inc. Mr. Peduzzi graduated from The Pennsylvania State University with a Bachelor of Science degree in Accounting. He is a Pennsylvania-licensed Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.
Joel E. Peterson is the Chairman/CEO of Clearfield Wholesale Paper Company, a fourth-generation business that is over 102 years old providing supplies to companies in several states. His previous employment was in banking for several years as a credit and loan origination analyst. Mr. Peterson is a graduate of Pennsylvania State University with a major in Accounting and Marketing. Currently, he serves on the DuBois Educational Foundation as the Development Committee Chair and previously served as the Chairman of the Clearfield Jefferson Regional Airport Authority with duties that included working with state and federal agencies. He has also served as President of the Bucktail Council of the Boy Scouts of America and President of the Clearfield YMCA. Mr. Peterson, by virtue of his executive service and business and community involvement in our CNB market, brings meaningful corporate governance experience to the Board.

Richard B. Seager has over 30 years of experience in health care administration, consulting, and finance. Mr. Seager is actively involved in small business and community development activities throughout northwestern Pennsylvania, including service on various non-profit boards. He obtained his Bachelor of Science degree from Gannon University. Mr. Seager provides the Board with knowledge of the market area and strong governance experience as a result of his executive experience as President and Chief Executive Officer of multiple companies.
There are no arrangements or understandings between any director nominee and any other person pursuant to which they were selected as a director nominee.
Vote Required
Under our Bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that director nominee). For purposes of the election of directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for or against a nominee’s election and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of directors.
If an incumbent director fails to be reelected by a majority of votes cast, that director is required under our Bylaws to promptly deliver to the Board his or her irrevocable offer to resign from the Board. The Board will consider such director’s offer to resign, taking into consideration any such factors that the Board deems relevant in deciding whether to accept such director’s resignation, including any recommendation of the Corporate Governance/Nominating Committee. The Board is required to act on such director’s resignation within 90 days after the election results are certified.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR each of the foregoing Class 3 nominees.
The following Class 2 directors’ terms expire at the time of the annual meeting in 2025.

Name	Age at December 31, 2023	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Richard L. Greslick, Jr.	47	Senior Executive Vice President, Chief Operating Officer and Secretary, CNB Financial Corp. and CNB Bank	Senior Executive Vice President, Chief Operating Officer and Secretary, CNB Financial Corp. and CNB Bank	1/1/2012
Deborah Dick Pontzer Independent Director	63	President of Grow Rural PA Economic & Workforce Specialist for Congressman Glenn Thompson	—	6/10/2003
Nicholas N. Scott Independent Director	51	Vice President/Owner Scott Enterprises	—	5/14/2013
Julie M. Young Independent Director	50	Employment Attorney, JMY Law, LLC	—	5/14/2019
Richard L. Greslick, Jr., has been with the Corporation since 1998 and serves as the Senior Executive Vice President & Chief Operating Officer of CNB Bank. Mr. Greslick has served as a director and Secretary of CNB Financial Corporation and director and Senior Executive Vice President of CNB Bank since January 2012. He previously held roles as the Chief Support Officer and Senior Vice President of Administration. Mr. Greslick holds a Bachelor of Science in Accounting from Indiana University of Pennsylvania and is a 2009 graduate of the American Bankers Association’s Stonier National Graduate School of Banking in Philadelphia, Pennsylvania. Mr. Greslick has served and continues to serve on various boards within the community. Mr. Greslick’s experience as an executive of the Corporation provides him with a thorough knowledge of the Corporation’s opportunities, challenges, and operations.

Deborah Dick Pontzer is the President of Grow Rural PA, specializing in economic and community development. In her current capacity, she works with business, industry, and communities doing strategic planning, identifying and obtaining the resources for impactful, equitable economic growth through infrastructure development, capacity building, job creation, retention and recruitment. Her prior experience includes serving as an economic development and workforce specialist for U.S. Congressmen, John E. Peterson and Glenn Thompson, and as a senior associate for Coopers & Lybrand in the Business Investigation Services unit. She is active in her community, serving on various boards. Ms. Pontzer earned a Bachelor of Arts degree from Mount Holyoke College and a Masters of Business Administration from the American Graduate School of International Management, a division of Arizona State University. Ms. Pontzer’s experience delivering meaningful economic outcomes enables her to provide a valuable perspective to the Board.
Nicholas N. Scott is Vice President/Owner of Scott Enterprises, a family owned-hospitality enterprise based in Erie, Pennsylvania, focused on restaurants and hotels, including two resorts. Mr. Scott has served in this role since 1995. Mr. Scott also has a degree in Hotel, Restaurant, and Institutional Management from The Pennsylvania State University. Mr. Scott also serves on numerous boards in his community. As a business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott applies his expertise in strategic planning and provides leadership and guidance to the Board.
Julie M. Young is an attorney with 25 years of experience focused on management-side employment law. Since 2016, Ms. Young has led her own boutique law firm specializing in HR and employment law for employers. Ms. Young works closely with small and mid-sized businesses in the Central Ohio area and across the nation to provide comprehensive legal services and compliance support in all aspects of HR law. Ms. Young is a frequent speaker on employment law and human resource topics including employment agreements, federal and state legal compliance, wage matters, and anti-harassment and anti-discrimination policies and practices. Ms. Young is active in her community and also serves as a member of the Board of Advisors of FCBank, a division of CNB Bank, headquartered in Worthington, Ohio. Ms. Young received a Bachelor of Arts degree from Miami University and Juris Doctorate from The Ohio State University Mortiz College of Law. The Board believes that Ms. Young’s qualifications, including her broad human resources and employment law experience as well as her knowledge of and involvement in the Central Ohio market, will provide critical support to the Corporation’s business and strategic goals.
The following Class 1 directors’ terms expire at the time of the annual meeting in 2026.

Name	Age at December 31, 2023	Business Experience (Past Five Years)	Positions Held at CNB	Director Since
Jeffrey S. Powell Independent Director	59	Chairperson of the Board, appointed effective January 1, 2024 President, J.J. Powell, Inc.	—	12/27/1994
Peter F. Smith Independent Director	69	Former Chairperson of the Board (Retired as Chairperson effective December 31, 2023), Attorney at Law	—	09/12/1989
Francis X. Straub, III Independent Director	63	President/CEO of U.S. Complete Care Inc.	—	4/19/2015
Peter C. Varischetti Independent Director	54	President, Varischetti Holdings, LP	—	8/11/2015

Jeffrey S. Powell serves as Chairperson of the Board effective January 1, 2024, and has served as a director of both the Corporation and the Bank for 29 years. Prior to becoming Chairperson of the Board, Mr. Powell served as the Audit Committee Chairperson for 26 years. He is a graduate of The Pennsylvania State University where he earned a degree in Business Administration. He is currently the President of J.J. Powell Inc., a petroleum marketer, as well as Snappy’s Convenience Stores. Mr. Powell’s extensive executive experience in the petroleum marketing and retail convenience industry, as well as nearly three decades of serving on the Boards of the Corporation and the Bank, provide strong knowledge regarding finance, operations compliance and planning to the Board.

Peter F. Smith graduated from Williams College in 1976 and from the Dickinson School of Law in 1981. Mr. Smith has practiced law in central Pennsylvania since 1981. He represents a diverse group of businesses and their owners concentrating on commercial transactions, real estate, mineral law, estate planning and related litigation. Mr. Smith served on the Ethics Committee of the Pennsylvania Bar Association for over 20 years. He has authored numerous written opinions to assist other lawyers with ethical issues. Mr. Smith has also spoken as a panelist and presented seminars for the Pennsylvania Bar Institute. He continues to serve numerous charitable and public service organizations. Mr. Smith was Chairperson of the Board from 2017 through December 31, 2023. Mr. Smith’s legal and leadership experience provides the Board with valuable insight into legal and other matters affecting CNB, its customers and its markets. Mr. Smith has strong corporate governance, lending and financial experience resulting from thirty-four years tenure as a director of the corporation and its subsidiary CNB Bank.
Francis X. Straub, III is President/CEO of U.S. Complete Care Inc. Mr. Straub brings a diverse background in healthcare and entrepreneurship, deeply rooted in his family's pharmacy legacy spanning four decades. He is an alumnus of Duquesne University, where he earned a Bachelor of Science degree in pharmacy. Mr. Straub’s commitment to community and industry is evident through his numerous board positions, including his role as Chairman of the Board of Directors at Value Drug Company, and as a board member on the Penn Highlands Northern Regional board and at Straub Brewery Inc. Furthermore, his business acumen extends to industrial manufacturing, oil and gas production, medical services, and commercial real estate development.
Peter C. Varischetti serves as Audit Committee Chairperson. He is the President of Varischetti Holdings, LP, a privately held holding company that includes businesses in the manufacturing industry, gas field services, fabrication, electrical contracting, automation & control systems, and real estate. He is also a director and officer of Guardian Healthcare Holdings, Inc., a healthcare services company providing skilled nursing, rehabilitation, pharmacy, and healthcare staffing services to communities in Pennsylvania and West Virginia. Additionally, Mr. Varischetti is the President of Varischetti Sports, LLC, which owns a minority interest in the Pittsburgh Steelers. In these capacities, Mr. Varischetti is ultimately responsible for leading various businesses across a number of industries and oversees all major corporate functions, including such companies’ financial reporting and merger and acquisition activities. This leadership experience, together with serving on the Audit Committee of the Board since 2017, has enabled Mr. Varischetti to develop an understanding of generally accepted accounting principles and financial statements, the ability to analyze financial statements of a complexity similar to those of the Corporation, and an understanding of internal control over financial reporting and audit committee functions. In addition to his for-profit work, Mr. Varischetti devotes considerable time to charitable and public service causes. He is currently a member of the Board of Trustees for the University of Pittsburgh and chairman of the Brockway Center for Arts and Technology. He also serves on the Erie Diocesan Finance Council, the Parish Finance Council of St. Tobias Church, the Finance Committee of DuBois Central Catholic and the Board of Directors for the Frank Varischetti Foundation. He holds a Bachelor of Science degree in Business Administration from the University of Pittsburgh. Given this background, the Board believes that Mr. Varischetti meets the requirements adopted by the SEC for qualification as an audit committee financial expert.

PROPOSAL 2. CHARTER AMENDMENT
The Board is asking our shareholders to amend the Corporation’s Articles of Incorporation to grant the Board the concurrent right to amend the Corporation’s Bylaws by the vote of a majority of the directors present and voting at a meeting at which a quorum is present; provided that any bylaw provision amended or adopted by the Board that adversely affects the rights of the shareholders must be ratified by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter prior to such amended or adopted bylaw provision taking effect; provided further that any bylaw provision amended or adopted by our shareholders may only be amended or repealed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter; and provided further that any bylaw provision amended or adopted by the Board may be amended or repealed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter.
Our Board is committed to strong and effective corporate governance and monitors regularly our corporate governance policies and practices and believes that amending our Articles of Incorporation to grant the Board the concurrent right to amend our Bylaws is in our best interests and in the best interests of our shareholders. Our Bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and shareholders, election and duties of directors and officers and issuances of shares. Due to the Board’s fiduciary obligations to the Corporation and all of our shareholders, including institutional investors, both active and passive, and retail and individual investors, we believe that it is appropriate for the Board to have the ability to make appropriate amendments to our Bylaws. Amending our Articles of Incorporation to provide our Board with the power to amend our Bylaws will facilitate our ability to efficiently implement and adapt corporate policies and procedures as changing circumstances may necessitate, without having to incur the expense and delay of soliciting proxies and votes from our shareholders and holding a meeting of our shareholders. If this proposal is approved, the power that will be conferred upon the directors will not divest or limit the power of shareholders to adopt, amend or repeal our bylaws, and our Board will not have the power to amend or repeal a Bylaw provision that is adopted or amended by our shareholders.
After careful consideration, we believe that such action is in the best interests of our shareholders. We are proposing an amendment to Article 9 of our Articles of Incorporation to provide that our Bylaws may be amended by the vote of a majority of the directors present and voting at a meeting at which a quorum is present or by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter; provided that any bylaw provision amended or adopted by the Board that adversely affects the rights of the shareholders must be ratified by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter prior to such amended or adopted bylaw provision taking effect; provided further that any bylaw provision amended or adopted by our shareholders may only be amended or repealed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter; and provided further that any bylaw provision amended or adopted by our Board may be amended or repealed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. A copy of the proposed amendment to our Articles of Incorporation is attached as Appendix A to this Proxy Statement and incorporated by reference into this proposal. Finally, the Board believes that this amendment better aligns our practices with those of the majority of public companies, including the Corporation’s peers, nearly all of which grant their board of directors the right to amend their bylaws.

If this proposal is approved, the Board intends to adopt an amendment to Section 8.08 of our Bylaws, which addresses the ability to make amendments, to conform to the similar provision of Article 9 of our Articles of Incorporation.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve this proposal. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR the proposal.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that the Corporation provide its shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of its named executive officers (the “NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
As described in greater detail under the heading “Compensation Discussion and Analysis,” the Corporation seeks to align the interests of our NEOs with the interests of our shareholders. Our executive compensation programs are designed to reward our NEOs for the achievement of short-term results and long-term growth that are consistent with enhancing shareholder value, while at the same time discouraging unnecessary or excessive risk-taking.
The Corporation is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for NEOs by voting for or against the following resolution (a “Say-On-Pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind the Corporation or the Board to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding our executive compensation program.
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in this Proxy Statement.”
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve (on a non-binding advisory basis) the compensation of the Corporation’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR the resolution approving on a non-binding advisory basis the compensation of the Corporation’s named executive officers.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is responsible for selecting the Corporation’s independent registered public accounting firm. At its meeting held on February 13, 2024, the Audit Committee appointed FORVIS, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2024. Although shareholder approval for this appointment is not required, the Board is submitting the selection of FORVIS, LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection.
In making the appointment of FORVIS, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2024, the Audit Committee considered whether FORVIS, LLP’s provision of services other than audit services is compatible with maintaining independence as our independent auditors and decided that the provision of such services is compatible with maintaining independence.
Vote Required
The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this proposal is required to approve the ratification of the appointment of FORVIS, LLP as the Corporation’s independent registered public accounting firm. For purposes of approving Proposal 3, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of FORVIS, LLP as the Corporation’s independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests.
Our Recommendation
The Board unanimously recommends that shareholders vote FOR ratification of the appointment of independent auditors.

CONCERNING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2023 was FORVIS, LLP. The Audit Committee had selected FORVIS, LLP to be the independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of FORVIS, LLP are expected to be available during the virtual Annual Meeting to respond to appropriate questions and to make such statements as they may desire, including comments on the financial statements of the Corporation.
Audit Fees
The following table shows the fees paid or accrued by the Corporation for professional services provided by FORVIS, LLP during the fiscal year ended December 31, 2023 and 2022:

	December 31,
	2023	2022
Audit Fees	$432,200	$415,000
Audit-Related Fees	23,150	—
Tax Fees	25,300	28,000
All Other Fees	—	75,000
	$480,650	$518,000

Audit fees represent fees for professional services rendered by FORVIS, LLP in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q. Tax fees relate to the Corporation’s Federal and State income tax compliance. Audit-related fees for 2023 represent fees related to audit services performed for the CNB Bank Employees' Savings & Profit-Sharing Plan and Trust. The amount paid for “All Other Fees” for 2022 represent fees related to certain services provided by FORVIS, LLP in support of the Corporation’s common equity capital raise in 2022.
Auditor Independence
The Audit Committee of the Board believes that the non-audit services provided by FORVIS, LLP were compatible with the effective provision of support to the Corporation while maintaining the auditor’s independence in connection with the audit of the Corporation’s consolidated financial statements and internal control over financial reporting. None of the time devoted by FORVIS, LLP on its engagement to audit the financial statements for the year ended December 31, 2023 is attributable to work performed by persons other than full-time, permanent employees of FORVIS, LLP. The Audit Committee is responsible for approving any service provided by the Corporation’s independent registered public accounting firm. The Audit Committee pre-approved all services performed by FORVIS, LLP during 2023 and 2022, including those listed in the table above.

CORPORATE GOVERNANCE
General
The business and affairs of the Corporation are managed under the direction of the Board. Members of the Board are kept informed of the Corporation’s business through discussions with the Chairperson of the Board and the Corporation’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its various committees. The Board is also kept apprised by the Chairperson of the Board and members of management of continuing educational programs on corporate governance and fiduciary duties and responsibilities.
The Corporation believes in the importance of sound and effective corporate governance and has adopted policies and promoted practices which it believes enhance the corporate governance of the Corporation.
Board Leadership Structure
The Corporation has elected to have two separate individuals as Chief Executive Officer (“CEO”) and Chairperson. The Board believes that this separation facilitates the independence of the Board and is appropriate for the size and structure of the Corporation. In addition, this structure allows us to draw upon the skills and experiences of both our Chairperson and our CEO, while allowing our CEO to focus on overseeing the Corporation’s day-to-day operations and long-term strategic planning. If in the future, the Board, after considering facts and circumstances at that time, appoints the CEO as Chairperson of the Board, we will promptly publicly disclose the appointment.
The Chairperson’s duties and responsibilities include: (1) developing and establishing Board meeting agendas and the appropriate schedule of Board meetings, in consultation with the CEO and the other directors; (2) along with other Board members, engaging in communications with shareholders and other stakeholders, including at our annual meetings; (3) engaging with the CEO, chairs of Board committees, and other members of the Board regarding Board structure; and (4) encouraging professional development of the Board members and executive officers.
Mr. Smith served as Chairperson of the Board through December 31, 2023, when he stepped down as Chairperson, but remained as a Board member, in advance of his mandatory retirement in 2024 in accordance with the age limitation for directors under the Corporation’s Bylaws. The Board elected Mr. Powell as Chairperson, effective January 1, 2024. Mr. Powell has served as a director of the Corporation and CNB Bank since 1994 and served as the Audit Committee Chairperson for 26 years prior to becoming Board Chairperson.
Risk Oversight
Risk identification and management are essential elements for the successful management of the Corporation. In the normal course of business, the Corporation is subject to various types of risk. These risks are controlled through policies and procedures established throughout the Corporation, which are monitored and reviewed by the Board. Our Board is responsible for overseeing our company-wide approach to the identification, assessment, and management of short-term, intermediate-term, and long-term risks facing the Corporation. The Board recognizes its responsibility for overseeing the assessment and management of risks that may threaten the Corporation's safety and soundness, and the successful execution of our long-term strategies, and in this capacity the Board consults with outside advisors and experts when necessary.
The Corporation’s Enterprise Risk Management (“ERM”) program includes measurement and monitoring of the following risks: credit, market, liquidity, operational, compliance, strategic and reputation. An ERM Risk Assessment Team, led by the Corporation’s Chief Risk Officer, evaluates, analyzes, and reports annual risk assessment(s) and provides quarterly updates to the ERM Risk Steering Committee, comprised of the Executive Management Team. The Board of Directors has established an ERM Policy, Risk Philosophy Statements, and a Risk Appetite Statement that summarize the risk appetite of the Corporation as well as the expected reward for the risks.
In addition to the ERM program, the following risks are specifically addressed as outlined below: market, credit, and liquidity risk.
Market risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in interest rates. Market risk results from various repricing frequencies and the maturity structure of the financial instruments owned by the Corporation. The Corporation uses its asset/liability management policy and systems to control, monitor, and manage market risk. Such policies and systems are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.
Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchase of investment securities. The Corporation manages credit risk by following an established credit policy and through a disciplined evaluation of the adequacy of the allowance for credit losses. Also, the investment policy limits the amount of credit risk that may be taken in the securities portfolio. Such policies and systems are monitored by both the Asset/Liability Committee of the Board and the Loan Committee of the Board, both of which meet four times per year. The evaluation of the allowance for credit losses by the Corporation’s independent registered public accounting firm, which identified the allowance for credit losses as a critical audit matter, is also subject to review by the Audit Committee.
Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Corporation has established guidelines within its asset liability management policy to manage liquidity risk. These guidelines include establishing contingent funding alternatives, and evaluation of the adequacy of on-hand and contingent liquidity resources compared to uninsured deposits. Such guidelines are monitored by the Management Asset/Liability Committee, which generally meets monthly, and by the Asset/Liability Committee of the Board, which meets four times per year.
Meetings and Committees of the Board
The Board held ten meetings during 2023. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served. All directors attended the 2023 Annual Meeting of Shareholders.
The Board of the Corporation and the Board of CNB Bank have three standing joint committees that serve both the Corporation and the Bank, including the Audit Committee, Executive Compensation and Personnel Committee, and the Corporate Governance/Nominating Committee. Directors Jeffrey S. Powell, Michael D. Peduzzi, and Richard L. Greslick, Jr. are ex-officio members of all committees if not otherwise named, except for the Audit, Corporate Governance/Nominating and Executive Compensation and Personnel Committees as to Mr. Peduzzi and Mr. Greslick.
Audit Committee
The Audit Committee met four times in 2023. The Audit Committee appoints the Corporation’s independent registered public accounting firm, reviews and approves the audit plan and fee estimate of the independent registered public accounting firm, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, approves and evaluates the internal audit function, pre-approves all audit and any non-audit services, and reviews and approves the annual and quarterly financial statements. The Audit Committee also is responsible for reviewing and overseeing the Corporation’s privacy, information technology security and cybersecurity risk exposures. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities, at the Corporation’s expense. The members of the Audit Committee are Peter C. Varischetti (Committee Chairperson), Jeffrey S. Powell (Board Chairperson), Joel E. Peterson and Peter S. Smith. The Corporation’s Board has a written charter for the Audit Committee, which is reviewed annually by the Audit Committee. The charter is available on the Corporation’s website at www.cnbbank.bank.
In the opinion of the Corporation’s Board, the members of the Audit Committee do not have a relationship with the Corporation or any of its affiliates that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is or has for the past three years been an employee of the Corporation or any of its affiliates; no immediate family members of any of them is or has for the past three years been an executive officer of the Corporation or any of its affiliates; and they otherwise meet the standards for independence required by NASDAQ.
The Board has also determined that Mr. Varischetti qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Mr. Varischetti is also an independent director.
The Audit Committee must pre-approve all permitted non-audit services performed by the Corporation’s external independent registered public accounting firm. The Audit Committee may delegate such authority to a subcommittee, provided that any decisions of the subcommittee are presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has submitted the following report (the “Audit Committee Report”) for inclusion in this Proxy Statement:
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2023 and has discussed them with management. The Audit Committee has also discussed with FORVIS, LLP, the Corporation's external independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 and by SEC rules. The Audit Committee has received the written disclosures and the letter from FORVIS, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding FORVIS, LLP’s communications with the Audit Committee, and has discussed with FORVIS, LLP their independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in CNB Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Submitted by the Audit Committee:

Peter C. Varischetti, Committee Chairperson	Jeffrey S. Powell	Joel E. Peterson
Peter F. Smith
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Exchange Act and shall not be deemed filed under the Exchange Act.
Executive Compensation and Personnel Committee
The Executive Compensation and Personnel Committee (the “ECC”) consists of the following independent directors as defined by NASDAQ rules: Michael Obi (Committee Chairperson), Jeffrey S. Powell (Board Chairperson), Nicholas N. Scott, Peter F. Smith, Francis X. Straub, III and Julie Young. The ECC met four times during 2023. See “Compensation Determination Process” for more information about the ECC.
Corporate Governance/Nominating Committee
The Corporate Governance/Nominating Committee (the “CGN Committee”) met five times during 2023. The CGN Committee consists of the following independent directors as defined by NASDAQ rules: Jeffrey Powell (Committee and Board Chairperson), Peter F. Smith (Former Chairperson), Michael Obi, Joel E. Peterson, Deborah Dick Pontzer, and Richard B. Seager. The CGN Committee was established by resolution of the Board and recommends to the Board candidates for nomination for election to the Board. Any shareholder who wishes to have the CGN Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information that the shareholder wishes the CGN Committee to consider and the consent of such candidate evidencing his or her willingness to serve as a director, to the Chairperson or President of the Corporation at the address appearing on the Notice of Annual Meeting no later than November 8, 2024 if the shareholder proposes that such candidate be included in the Corporation’s proxy statement. All recommendations are subject to the process described below.
We believe that the collective competence as reflected by the professional quality, focus and diversity of skills, experience, and perspective of the Board have been a key driver of the Corporation’s success, and that the governance strength of the Board is a competitive advantage. The CGN Committee has the responsibility of reviewing and evaluating candidates for election or appointment to the Board, strategically thinking about board refreshment and succession planning, rather than simply reacting to isolated retirements. In anticipating Board vacancies and potentially adding new directors, the CGN Committee evaluates, among other things, the current Board’s diversity of professional backgrounds and expertise, range of skills, education and experience, and further alignment of the demographic profile of the Board in gender, race, and ethnicity with the shareholder base and the communities and customers served by the Corporation. In identifying candidates to join the Board, the CGN Committee solicits input from a variety of sources, including existing directors, advisory board members in its banking divisions, executive and senior management members, third-party firms that specialize in identifying potential candidates, and formal expressions of interest by individuals that have been communicated to the CGN Committee.
Utilizing the selection criteria set forth below, the CGN Committee selects a prospective candidate and then conducts an interview in order to further evaluate the individual. Subsequent to the interview the CGN Committee meets to determine whether to recommend the candidate to the Board for election or appointment. The Board, excluding all non-independent directors, either accepts or rejects the CGN Committee’s recommendation.
The CGN Committee utilizes various selection criteria to evaluate a candidate for election or appointment to the Board including, among others, the following minimum criteria:
1.Residency within the market area of CNB Bank.
2.Ability and willingness to commit time necessary to fulfill Board and committee duties.
3.Strong interest in or familiarity with the financial services industry.
4.Successful career in a business or profession, or valuable community knowledge and perspective, suitable to our business and community service plans within the Bank’s market area.
5.Character and reputation.

6.Whether the candidate is “independent” under SEC and NASDAQ rules.
7.Provide expertise in an area needed for the Board.
No incumbent director may be nominated without approval of at least 25% of the existing directors and no person not then a director may be proposed for nomination without approval of at least two-thirds of the directors. The Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value.
The Corporate Governance/Nominating Committee has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank.
Communications with Directors
Any shareholder who wishes to communicate with the directors (or with any individual director) should send a letter to the directors as follows: ATTN: Corporate Secretary - Communication to Directors, CNB Financial Corp., P.O. Box 42, Clearfield, PA 16830. The Corporate Secretary will regularly forward all such correspondence to the directors.
Director Attendance at Annual Meetings
The Corporation typically schedules a meeting of the Board in conjunction with the annual meeting and expects that the members of the Board will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. All of the individuals then serving as directors attended the 2023 Annual Meeting of Shareholders in April 2023.
Director Education
The Corporation and the Board believe that continuing director education is essential to the Board’s performance and continued oversight of the Corporation and its business. On May 9, 2023, the Board attended a formal training session related to the Bank Secrecy Act of 1970, Office of Foreign Assets Control requirements and anti-money laundering. In addition, periodic training sessions for the Board occur during regularly scheduled Board and committee meetings. Topics covered during these trainings in 2023 included information technology, information security, cybersecurity, transactions with insiders, bank owned life insurance policies and asset-liability management. Finally, individual Board members, at times, attend specialized industry conferences based on director responsibilities, their committee assignments, and other desired training needs to enhance their knowledge of the financial service industry and related governance.
Director Skills Summary
Our Board brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable shareholder value.

	INDEPENDENT DIRECTORS										INSIDERS
	Powell	Obi	Peterson	Pontzer	Scott	Seager	Smith	Straub	Varischetti	Young	Peduzzi	Greslick
Financial industry experience		X					X				X	X
CEO/business head	X	X	X			X		X	X		X
Business ethics		X	X	X			X			X	X
Technology/cybersecurity						X		X			X	X
Human capital management/compensation	X	X				X				X	X	X
Audit Committee financial expert									X
Mergers and acquisitions			X		X	X	X	X	X		X	X
Public company governance				X							X	X
Sales and marketing	X		X		X						X
Legal, legislative or regulatory				X			X		X	X	X	X

Board Diversity Matrix
Our Board views its diversity as an important strength, as our commitment to diversity of experience, gender, and ethnicity as a reflection of the demographics of our shareholder base and the markets we serve is a strength contributing to the Corporation’s success. The following matrix illustrates the demographic diversity of the Board as of the date of the Annual Meeting of Shareholders.

Total Number of Directors	12

		Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors		2	10	—	—
Part II: Demographic Background
African American or Black		—	1	—	—
Alaskan or Native American		—	—	—	—
Asian		—	—	—	—
Hispanic or Latinx		—	—	—	—
Native Hawaiian or Pacific Islander		—	—	—	—
White		2	9	—	—
Two or More Races or Ethnicities		—	—	—	—
LGBTQ+		—	—	—	—
Did Not Disclose Demographic Background		—	—	—	—
In addition to the valuable perspectives resulting from the demographic diversity of the Board, the CGN Committee seeks to ensure that there is diversity of thought among directors, resulting in more thorough analysis of each issue and better decisions, which contributes to the positive long-term performance that results in greater shareholder value. The Board and CGN Committee believes that diversity of thought stems from many factors including professional business and services experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation. The Corporation believes that the collective backgrounds and qualifications of the directors should provide a significant composite mix of experience, knowledge, abilities, and shareholder and community representation that will allow the Board to promote successful fulfillment of its responsibilities.
The Board recognizes and values the importance of diversity and the beneficial impact it has on the long-term success of the Corporation. As such, the Board has commenced a search for qualified, independent directors that identify themselves as a gender other than male (“Qualified Directors”). The Board continues to be focused on adding Qualified Directors so that the eventual mix of Qualified Directors meets or exceeds 30% of the total number of directors.
Corporate Responsibility Principles and Activities of the Corporation
The Corporation respects and values the responsibilities of the Corporation to be reasonably environmentally considerate and socially responsible, including by avoiding discrimination of any investors, customers, or employees by promoting an increasingly diverse and inclusive profile in our company, reflective of the communities we serve. In addition to the above-described Board attributes, the Corporation emphasizes relevant governance principles in strategic planning, human capital management and leadership development (which includes recruiting and retaining employees), and vendor management, as relationships with third parties represent critical connections to and extensions of the values and operating principles of the Corporation and Board.
Strategic Planning and Related Training
The Corporation has established a formal Strategic Plan, and the framework of the Strategic Plan considers the core values and principles that have been fundamental to the Corporation’s long-term success. These attributes include respect, integrity, accountability, leadership, professionalism, collaboration, client-focused, innovation, inclusion, and volunteerism. In establishing these core values and principles as the foundation upon which all other strategic objectives are anchored, the Corporation seeks to further develop and sustain a corporate culture with sensitivity to the entirety of the Corporation’s business and demographic footprint and environment in which it operates. The differences among the Board and employees, and its customers and community members, are respected and embraced to drive innovative products, services, and solutions that effectively meet the variety of needs among the Corporation’s diverse group of stakeholders.
To ensure that the core values and corporate responsibility principles are understood, implemented, and demonstrated by the Corporation’s employee team on a sustained basis, the Corporation developed comprehensive communication processes and a training curriculum which was rolled out to all employees, including establishing a committee focused on ensuring diversity, equity, and inclusion issues are considered in our employee activities. Our employee resources include a certified diversity and inclusion trainer, and external training courses. Employee experience committees were also formed in 2022 to explore and evaluate how various diversity, equity and inclusion (“DEI”) topics impact our employees and how we can better address them. The Corporation conducted a company-wide survey on DEI to monitor progress and solicit feedback. The results of this survey were utilized to develop areas of focus for 2023.
CNB Bank’s Diversity, Equity and Inclusion Committee (“DEI Committee”) plays a crucial role in providing a platform for employee members from underrepresented groups and their allies to have their voices heard, promote education and availability of resources, ensure fair representation, and contribute ideas for consideration by CNB Bank’s key decision-makers. The input to Senior Management from the DEI Committee, which generally meets monthly or more frequently as warranted, includes initiatives to address the unique challenges and opportunities faced by underrepresented groups. The DEI Committee reviews policies, practices, and procedures to identify and eliminate potentially discriminatory practices, potential bias, and inequality. The DEI Committee works toward promoting a culture of nondiscrimination and inclusion within the Bank, fostering a sense of belonging for employees from diverse backgrounds. In 2023, CNB Bank further demonstrated its continuing commitment to its organizational culture by establishing two employee resource groups (“ERGs”) – “Bankers with Pride” and “CNB in Color”. These ERGs provide a safe and inclusive space while fostering a culture that promotes diversity and acceptance. CNB in Color is an ERG focused on supporting employees from Black, Indigenous, and People of Color (BIPOC) communities, while Bankers with Pride is aimed at supporting employees who identify with the LGBTQIA+ community. The ERGs supplement the efforts of the Bank’s DEI Committee, helping to ensure representation, equity, and fairness for all employees, irrespective of their gender, identity, racial or ethnic background. Currently, there are 58 employees involved in DEI initiatives with the Bank through the DEI committee and ERGs.
Human Capital Management and Leadership Development
We seek to recognize the unique contribution each employee brings to the Corporation, and we are fully committed to supporting a workplace that understands, accepts and values the similarities and differences between individuals. The Corporation’s key human capital management objectives are to recruit, hire, develop and promote a deeply experienced and diverse employee team, supplemented by similarly inclusive and diversity-focused third-party vendors, that collectively translate into a strong workforce committed to fostering, promoting, and preserving the entire spectrum of our communities and culture, while successfully executing our business strategies and demonstrating our corporate values. To support these objectives, the Corporation’s Employee Experience processes and programs are designed and operated to:
•Attract and develop talented employees across the spectrum of professional experience, life experience, socio-economic background, gender, race, religion, skill set, and geographic representation;
•Prepare all members of our team for critical roles and leadership positions both now and the future, in serving as employees and valuable community members;
•Reward and support employees fairly and without discrimination based on successful performance and through competitive pay and benefit programs;
•Enhance the Corporation’s culture through efforts to better understand, foster, promote, and preserve a culture of diversity and inclusion; and
•Evolve and invest in technology, tools, and resources to better support employees of varying skills and backgrounds at work.
Among the means we use to monitor our performance in employee experience and management, we take recurring management and employee demographic measurements and engagement surveys, and utilize the results to identify progress made, as well as areas in need of more attention, in improving the effectiveness of our leadership development and workforce profile, and personnel management practices.
A critical measure is realizing increasing diversity in our senior leadership positions, as those members of the Corporation’s management have greater ability to demonstrate their professional skills and experience, effectuate sustained change in the composition of our team, and provide us with their important financial services expertise to ensure we benefit from the relevant involvement of all groups within the spectrum of our workforce and communities. We are proud of the diversity we have achieved within the Corporation’s senior leadership team, which is comprised of 19 individuals, of which 58% are female or members of underrepresented minority groups.
Overall, the Corporation’s workforce is 66% female and 34% male, as reported by those who self-identified. In addition, 14% of the Corporation’s workforce self-identified as a member of an underrepresented minority group. The Corporation identifies its underrepresented minority groups as those including individuals who self-identify as an ethnicity other than white, LGBTQ+, or are a military veteran or active military reservist.
As a result of broadening our recruitment efforts to increase the diversity of our teams, for the year ended December 31, 2023, 33 people out of 167 total hires for the Corporation identified as being from an underrepresented group. The Corporation’s efforts to identify qualified candidates from underrepresented minority group has allowed us to continue to improve our overall diversity workforce profile, as our regional banks’ employee teams are moving towards better alignment with the overall demographics of the respective communities they serve.
Vendor Management
Beginning in 2021 and continuing to the present time, the Corporation enhanced its new vendor selection process to include an evaluation of the potential vendor’s commitment to sustainability and diversity and inclusion. Our goal is to work with vendors that share our core values and commitment to be a responsible corporate citizen. We are making the necessary changes to ensure that our procurement practices are designed to identify and provide engagement opportunities to diverse-owned businesses committed to delivering the service, quality, and value that defines our brand, and to request vendors to definitively respond regarding their diversity and inclusiveness practices and measures. It is our goal to promote the economic growth of the local business communities we serve, in a manner reflective of our size, growth, and geographical location of individuals, departments and services. We understand the competitive advantage of having a broad selection of available suppliers to choose from with respect to factors such as price, quality, attention to detail, and future relationship building, and we now add their respective embracing of diversity and inclusion to the list of significant determining factors.
Community Involvement and Social Impacts
The Corporation serves as a cornerstone institution of both financial support and community service in the markets in which we serve. We are committed to strengthening these communities through the active volunteering of our employees. The Corporation’s employees actively participate in their local communities through volunteer activities in education, economic development, human and health services, and community reinvestment. During 2023, employees donated 22,486 hours in support of more than a thousand organizations, with 77% of employees actively participating. Additionally, there were approximately $1.08 million in donations to community organizations and events within the communities we serve. Notably, in 2023, the Corporation’s Martin Luther King, Jr. “Take the Day On” efforts resulted in 158 employees donating 503 hours of their time across the communities the Corporation serves. Employees collected donations and delivered them to local organizations in need during this national day of service, which typically serves as a bank holiday.
Throughout its history, the Corporation has focused on strengthening the communities it serves. We accomplish this by promoting economic development through investments in community-strengthening initiatives, such as affordable housing and revitalization efforts. As of December 31, 2023, the Corporation’s investment in affordable housing totaled approximately $8.2 million, with an additional investment commitment of $0.8 million, and $2.5 million invested in the Erie Downtown Development Corporation, which is focused on revitalization efforts in downtown Erie, Pennsylvania.
The Corporation expanded its efforts surrounding its financial literacy outreach in 2023, conducting six Financial Reality Fairs in various regions throughout the footprint we serve. The fairs included eleven high schools and almost 1,500 students. 116 employees donated over 1,428 hours of volunteer time and leveraged partnerships with thirty-one community organizations. Our employees and community volunteers not only shared their real-life knowledge of budgeting, but also provided additional financial education after the events. In addition to the fairs, employees participated in 243 other financial literacy events ranging from basic community banking sessions to school presentations. Employees contributed 1,263 hours of their time to participate in the Corporation’s financial literacy program. Further, the Corporation sponsored elementary and secondary banking curriculum materials donating $24,976 to provide 9,206 student workbooks, along with teacher guides and complimentary digital programs. Additionally, the Corporation provided $400,000 in Educational Improvement Tax Credit Program scholarships, and $23,500 in academic scholarships in service to the communities in which we operate. New in 2023, we had the opportunity to educate our clients and employees on financial literacy topics during Financial Literacy Month through an interactive trivia contest and social media. Further, we offered a virtual summer financial literacy series, reaching each of our geographic markets on topics such as budgeting, credit, fraud, and basic investing. We also launched a virtual first-time home buyer series to teach the financial basics of buying your first home. All external sessions were made available to employees.
The Corporation continued to focus on increasing its outreach to those who have been traditionally underserved by the financial institution industry. Examples of some the Corporation’s key recent initiatives are outlined below.
Impressia Bank (“Impressia”) launched in May 2023 and is the sixth bank division of CNB Bank, and is dedicated to the professional and financial development and advancement of women business owners and leaders. Impressia's digital-centric approach is complemented by regional relationship managers and support managers, as well as specialized services such as

SBA and grant advisory services, treasury management, wealth management, and private banking. Impressia is headquartered out of Buffalo, New York, with direct representation in our market offices in Columbus and Cleveland, Ohio, and Erie and State College, Pennsylvania. As part of the CNB Bank family of banks, Impressia clients have access to more than 51 full-service offices throughout Pennsylvania, Ohio, New York, and Virginia. Built from the ground up by a Steering Committee of experts in financial services and entrepreneurship, a key element of Impressia’s mission is to close the gender gap in funding support and full access to banking services for women. Impressia provides clients with innovative resources and redefines the banker/client relationship. Impressia’s sophisticated suite of products and services helps women to navigate the complex landscape of business financing, which traditionally favored male entrepreneurs and often overlooked the unique circumstances and requirements of women-owned businesses. By empowering women in business, it is the goal of Impressia Bank to unleash a significant source of untapped potential, fostering innovation, entrepreneurship, and economic stability in the process.
BankOnWheels, which began services in the fourth quarter of 2022, is an innovative new banking experience, making full-service banking accessible to more consumers and small businesses, particularly those in underserved communities, through a banking unit built on a mobile-home-like commercial trucking chassis. The first of its kind operated by any financial institution in Western New York, BankOnWheels is a full-service, yet fully mobile bank branch, which will enable the Bank to deliver essential banking services to communities with little or no access to such services today. The BankOnWheels rotates between four locations in the cities of Buffalo and Niagara Falls, which are located in communities underserved by banks.
In May 2023, CNB Bank announced the launch of the At-Ease Program, a customized suite of products and solutions designed specifically for veterans and active members of the armed forces and their families. The At-Ease program is a testament to CNB Bank's commitment to the men and women who have served and continue to serve. Designed to make banking easier and more convenient for those who have served, the At-Ease program includes a variety of benefits for veterans, members of the armed forces, and their families. These benefits include international transaction fees refunded, waived out-of-network ATM, currency exchange, and international statement fees, as well as free cashier's checks and money orders, and mobile and online banking.
In February 2024, ERIEBANK, a division of CNB Bank, broke ground on a new community banking office and financial education center on Parade Street in Erie, Pennsylvania as part of the ongoing revitalization effort led by Erie’s East Side Renaissance organization. Once this new office is completed, ERIEBANK employees will bring financial education and accessible banking to the community in an ongoing effort to bring needed resources to the area. In support of this endeavor, ERIEBANK has formed a community advisory committee, comprised of local stakeholders who are working in partnership with ERIEBANK to ensure that the financial and educational needs of the community are being met.
Environmental
The Corporation continues to evaluate opportunities to become more environmentally considerate through new initiatives as well as altering existing business practices. Importantly, many of these same initiatives allow us to be more cost-efficient and effective in the delivery of our products and services.
For example, for a number of years, the Corporation has realized increasing customer enrollment in paperless “eStatements”. This initiative not only improves the carbon footprint by reducing paper usage for both statements and mailing envelopes, but it also provides customer with their account information more time efficiently through immediate electronic delivery. Over the past three years, customers enrolled to receive eStatements has increased from 36% at the end of 2021, to 43% at the end of 2022, and 45% as of December 31, 2023. To achieve even greater enrollment and environmental and cost benefits, customers are prompted to consider enrolling in eStatements each time they log in unless they specifically request not to be enrolled. Also, we will be adopting a new charge in 2024 for most account holders who receive paper statements, further encouraging them to enroll in eStatements.
Another example of a corporate-wide paper-reducing practice is having our numerous corporate-network printers being set to default to printing double-sided to reduce paper output.
Other significant processing changes that the Corporation has implemented to reduce the need for paper documents is (i) utilizing electronic filing of mortgage documents, and (ii) the widespread adoption of using verified and legally-binding e-signatures for endorsement of bank documents, primarily through the application DocuSign. The use of e-signatures resulted in an estimated reduction of approximately 11.7 thousand lbs. and 13.0 thousand lbs. of carbon emissions in 2023 and 2022, respectively, and we expect even greater utilization in 2024 and beyond.
We also rolled out new functionality on our website and mobile app to allow businesses to fully open new accounts, including funding the initial deposits, without having to visit a branch, reducing automobile travel and emissions for our new customers. We are further increasing our online banking capabilities for both commercial and retail customers to allow customers to do an increasing volume of transactions electronically, further cutting down on the number of fuel-burning trips they need to make to one of our offices. Another example of these electronic banking capabilities is the Corporation’s “Small Business Xpress” lending platform, which provides our customer with a totally digital experience from start to finish. The customer completes an online application, uploads digital loan support documents, and receives paperless loan funding.
As we have done for several years, we continue to identify opportunities to recycle portions of our waste, including one of our largest waste byproducts – paper - and where practical, to replace items we currently use with recycled products, and choose biodegradable solutions. Not only do we order and use recycled copy paper, we have paper recycling conveniently located throughout our numerous facilities, and for sensitive documents needing to be disposed, we have placed secured shred bins that provide for both security of data and disposal in a manner that allows for recycling as well. Products made locally are utilized where possible not only to support local businesses, but also to reduce the carbon footprint created through the excess costs and emissions from requiring transportation of goods from out-of-area sources.
Finally, we are reducing energy usage through the implementation of higher efficiency infrastructure components in new buildings or renovated facilities, and more energy-efficient climate-control equipment and technology solutions, including those with monitors and settings to control usage flow to help reduce the energy demands and improve the overall carbon footprint of operating our facilities.
Cybersecurity
Risk Management and Strategy
The Corporation maintains robust processes for assessing, identifying, and managing material risks from cybersecurity threats. The Corporation’s cybersecurity program is based on the Federal Financial Institutions Examination Council (“FFIEC”) framework which tailors the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework to be more financial services focused. The risk of cybersecurity threats is integrated into its Enterprise Risk Management (“ERM”) program, led by the Corporation’s Chief Risk Officer. The ERM program includes an annual risk prioritization process to identify key enterprise risks. Each key risk is assigned a risk owner to establish action plans and implement risk mitigation strategies. The cybersecurity threat risk action plan is managed at the enterprise level by the Chief Information Technology & Security Officer (the “CITSO”), the VP of Information Technology, and the VP of Information Security. Each quarter, the risk owners review and update the cybersecurity threat risk action plan to provide the status on specific risk mitigation actions and to identify new threats. To oversee and identify cybersecurity threat risks on a day-to-day basis, including from third party service providers, the Corporation maintains a third-party security operations center with round-the-clock monitoring, and the CITSO receives regular reports on industry activity. Management also assesses the cybersecurity proficiency of potential third-party suppliers before utilizing their services. The assessment identifies cybersecurity-related risks and makes recommendations to enhance the security of all new computing services. The Corporation reassesses all suppliers on a regular interval.
The Corporation works closely with its internal and external auditors to assess, identify, and manage cybersecurity risks. In addition, the Corporation engages with third party cybersecurity specialists to provide an independent assessment of the Corporation’s cybersecurity programs and to prepare a 3-year plan to maintain compliance and operational excellence. Management periodically reviews the 3-year plan and modifies it in response to changes in the threat landscape or otherwise as needed. Management has not identified risks from cybersecurity threats, including as a result of any previous cybersecurity incidents, that have materially affected or are reasonably likely to materially affect the Corporation, including its business strategy, results of operations or financial condition.
Governance
The Board of Directors is responsible for overseeing the assessment and management of enterprise-level risks that may impact the Corporation. The Audit Committee has primary responsibility for overseeing risk management, including oversight of risks from cybersecurity threats. Management, including the CITSO, reports on cybersecurity matters regularly to the Board, primarily through the Audit and IT Committees, including an annual report regarding specific risks and mitigation efforts within the Bank and a 3-year cybersecurity threat assessment conducted by third party experts. Management provides benchmarking information and updates on key operational and compliance metrics to the Board. In addition, cybersecurity training is provided to the full Board of Directors to educate directors on the current cyber threat environment and measures companies can take to mitigate risk and impact of cyber attacks.
The Corporation maintains a Cybersecurity Incident Response Plan (the “CSIRP”), which establishes an organizational framework and guidelines intended to facilitate an effective response and handling of cybersecurity incidents that could jeopardize the availability, integrity, or confidentiality of the Corporation’s assets. The CSIRP outlines roles and responsibilities, criteria for measuring the severity of a cybersecurity incident, and an escalation framework, including processes for informing the General Counsel and the Board of Directors of material cybersecurity incidents. As described above, management is actively involved in assessing and managing the Bank’s material cybersecurity risks. The CITSO and the VP of Information Security primarily lead these efforts. The CITSO, who reports directly to the CEO, is responsible for the oversight of the Corporation’s IT operation, including the cybersecurity program, and holds a Bachelor of Science degree in Information Technology and Security and a Master of Science in Information Security and Assurance. He also holds 20 industry recognized Technology and Security certifications. The VP of Information Security reports directly to the CITSO and has responsibility for leadership of the Bank’s cybersecurity program. He holds a bachelor’s degree in mathematics and computer science, as well as several industry recognized information security certifications.

COMPENSATION OF DIRECTORS
Director fees for non-employee directors are reviewed annually by the ECC for recommendation to the Board. Directors who are also employees of the Corporation do not receive compensation for their service on the Board. The ECC reviews relevant peer group data similar to that used in the executive compensation review. The ECC believes that appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to serve the Corporation as a director and who meet the guidelines set forth by our CGN Committee. In addition, the ECC annually recommends an equity award of the Corporation’s common stock for directors. The equity awards vest immediately.
Stock Ownership Policy
The Board has adopted stock ownership guidelines (the “Director Stock Ownership Guidelines”) for directors of the Corporation and CNB Bank because it believes that it is important for the Corporation’s future success that directors own and hold a minimum number of shares of common stock of the Corporation in order to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s Bylaws provide that any director, upon first being appointed or elected to serve as a director, must own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of the appointment or election. Further, on or before the third anniversary of the director’s first election to the Board, the director must own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equal to $25,000 of market value. Beyond this initial three-year period and prior to the five-year anniversary of a director joining the Board, the Director Stock Ownership Guidelines require directors of the Corporation and CNB Bank to own and sustain during the period of their directorship a number of shares of the Corporation’s common stock with a market value equal to 500% or more of the director’s annual retainer for serving on both the CNB Bank and Corporation boards of directors. Compliance with the Director Stock Ownership Guidelines is monitored and periodically reported to the ECC and the Board by the Corporation’s President & CEO.
Deferred Compensation Plan for Non-Employee Directors
The Corporation has established a deferred compensation plan for its non-employee directors that allows each director to elect to defer receipt of up to 100% of his or her director compensation. Amounts deferred are credited to a bookkeeping account established in the name of the director and may be notionally invested by the director among a portfolio of investment funds. Any appreciation or depreciation in a director’s bookkeeping account value will reflect the performance of the underlying investments. No above-market earnings accrue under this plan. All amounts deferred under the deferred compensation plan are unfunded and represent a general liability of the Corporation and the Bank. Deferred compensation is structured so that it could serve as a funding source for a Rabbi Trust. Amounts credited to a non-employee director’s deferred compensation account will be distributed upon the non-employee director’s normal retirement, death, or disability in the form of a lump sum or annuity, as elected by the director. Amounts deferred and any earnings thereon are not subject to federal individual income tax until distributed to the non-employee director. Accounting treatment for this plan is subject to the ASC Topic 718.

2023 Director Fee Schedule

Meeting/Committee Description	Fee ($)	Frequency
Board Meeting – CNB Financial Corporation	600	Per meeting
Board Meeting – CNB Bank	600	Per meeting
Retainer – CNB Financial Corporation	1,458	Monthly
Retainer – CNB Bank	1,458	Monthly
Committee Meeting	500	Committee dependent
Committee Chairs	600	Committee dependent
Retainer – Chairperson of the Board – CNB Financial Corporation	2,550	Monthly
Retainer – Chairperson of the Board – CNB Bank	2,550	Monthly
Retainer – Audit Committee Chair	2,125	Quarterly
Retainer – Executive Compensation and Personnel Committee Chair	1,250	Quarterly
Retainer – Corporate Governance/Nominating Committee Chair	1,250	Quarterly
Annual Meeting	600	Annual
Director Training	500	Varies
Non-routine Director Work (subject to ECC approval)	1,000	Per full day

2023 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Jeffrey S. Powell (3)	67,650	34,998	102,648
Michael Obi	60,800	34,998	95,798
Joel E. Peterson	55,300	34,998	90,298
Deborah Dick Pontzer	63,500	34,998	98,498
Nicholas N. Scott	56,800	34,998	91,798
Richard B. Seager	52,600	34,998	87,598
Peter F. Smith (3)	135,800	34,998	170,798
Francis X. Straub, III	55,800	34,998	90,798
Peter C. Varischetti	56,500	34,998	91,498
Julie Young	62,800	34,998	97,798
(1) Includes deferred compensation election amounts under the non-employee directors’ plan.
(2) Total stock award value computed using the closing price on the date of the award multiplied by the number of shares awarded.
(3) Mr. Powell became Chairperson of the Board effective January 1, 2024. The higher retainer for the Chairperson of the Board was received by Mr. Smith for the entire 2023 year as Mr. Smith served in the Chairperson capacity until December 31, 2023.
The Corporation has also established a Survivor Benefit Plan for the benefit of non-employee directors. Under the Survivor Benefit Plan, each non-employee director may designate a beneficiary (or beneficiaries) who will be entitled to receive a $150,000 death benefit either (i) upon the non-employee director’s death while serving as a director of the Corporation or (ii) in the case of a non-employee director who has served as a director of the Corporation for ten or more years (or attain age 70 while serving as a director), upon such non-employee director’s death after their termination of board service. The Survivor Benefit Plan is an unfunded plan for tax and ERISA purposes, and all obligations arising under the plan are payable from the general assets of the Corporation.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers:
CNB Financial Corporation:

Name	Age as of February 20, 2024	Title
Michael D. Peduzzi	58	President and Chief Executive Officer
Richard L. Greslick, Jr.	47	Senior Executive V.P., Chief Operating Officer and Secretary
Tito L. Lima	59	Senior Executive V.P., Chief Financial Officer and Treasurer
Leanne D. Kassab	56	Senior Executive V.P., Chief Experience Officer and Assistant Secretary
CNB Bank:

Name	Age as of February 20, 2024	Title
Michael D. Peduzzi	58	President and Chief Executive Officer
Richard L. Greslick, Jr.	47	Senior Executive V.P., Chief Operating Officer
Tito L. Lima	59	Senior Executive V.P., Chief Financial Officer
Martin T. Griffith	61	Senior Executive V.P., Chief Banking Officer
Leanne D. Kassab	56	Senior Executive V.P., Chief Experience Officer
Anna K. Andersen	43	Senior V.P., Chief Risk Officer
Gregory M. Dixon	46	Executive V.P., Chief Credit Officer
Darryl P. Koch	38	Executive V.P., Chief Information Technology & Security Officer
Heather J. Koptchak	39	Senior V.P., Chief Employee Resources Officer
Robin W. Mink	61	Senior V.P., Chief Treasury Management Officer
Steven R. Shilling	53	Executive V.P., Chief Wealth Management Officer
Angela D. Wilcoxson	53	Executive V.P., Chief Commercial Banking Officer
Provided below is biographical information for each of our executive officers, other than Messrs. Peduzzi and Greslick, who also serve as directors of the Corporation. For information regarding Messrs. Peduzzi and Greslick, see the preceding section in this Proxy Statement titled “Election of Directors.”
Tito L. Lima has over 34 years of experience in various areas of banking. Prior to joining the Corporation in July 2019, he served as Executive Vice President and Chief Financial Officer at NexTier Bank, N.A. from 2015 through June 2019. Prior to joining NexTier Bank, N.A. Mr. Lima served as Executive Vice President of Finance for National Penn Bancshares from 2013 to 2015. Mr. Lima graduated from the Robert Morris University with a Bachelor of Science degree in Finance.
Martin T. Griffith has over 30 years of experience in various areas of banking. Prior to joining the Corporation in 2016, he was employed for the prior 16 years with Five Star Bank in Western New York, serving in roles of SVP/Retail Banking Executive, SVP/Commercial Banking and Regional President. Mr. Griffith graduated from Ithaca College with a Bachelor of Science degree in Business Administration and has a degree from the Graduate School of Banking at the University of Wisconsin.
Leanne D. Kassab joined the marketing team at the Corporation in 1996 and has held various roles including EVP of Client Experience, before transitioning to her current role in 2021. Ms. Kassab graduated from Indiana University of Pennsylvania with a Bachelor of Science in Marketing. She graduated with honors from the American Bankers Association (ABA) Bank Marketing School, the Pennsylvania Bankers Advanced School of Banking and the Pennsylvania Bankers Commercial Lending School. She was awarded the Certified Financial Marketing Professional (CFMP) designation from the Institute of Certified Bankers (ICB) and serves as a national ABA Bank Marketing Conference Advisory Board member and President of the board of directors for Clearfield Arts Studio Theater, Inc. (CAST).

Anna K. "Katie" Andersen joined CNB Bank in 2020 as the Vice President of Compliance before transitioning to her current role as Senior Vice President, Chief Risk Officer in 2023. Prior to joining the Corporation, she held various banking positions in the Washington, D.C. metropolitan area. Ms. Andersen holds a Bachelor of Arts degree in Business Management from Gettysburg College. She is a graduate of the American Bankers Association Stonier Graduate School of Baking and has been awarded the Certified Regulatory Compliance Manager (CRCM) designation from the American Bankers Association.
Gregory M. Dixon has been with the Corporation since 2003 and has served in various capacities, with the most recent being Senior Credit Officer. Mr. Dixon holds a Bachelor of Science degree in Accounting from Indiana University of Pennsylvania. He is a graduate of the American Bankers Association Stonier Graduate School of Banking and a graduate of the Pennsylvania Bankers Association School of Commercial Lending. Mr. Dixon has served and continues to serve on various boards within the community.
Darryl P. Koch has over 20 years of experience in the field of information technology and security. Prior joining the Corporation in 2019, Mr. Koch operated an information technology consulting business, which provides him with a depth and breadth of experience in the numerous technology, cybersecurity, and information security considerations impacting businesses and individuals. Mr. Koch holds a Bachelor of Science in Information Technology & Security and Master of Science in Information Security & Assurance from Western Governors University. In addition, he has obtained numerous relevant certifications, including; Certified Ethical Hacker, Computer Hacking Forensic Investigator, Cisco CCNP, and Microsoft MCSA.
Heather J. Koptchak has been with the Corporation since 2004, rising through the organization in various progressively significant roles starting as a Universal Associate to her current role as Chief Employee Resources Officer for the Bank. She holds an Associate of Science in Business Administration from Pennsylvania State University and is a Certified Society of Human Resource Management (SHRM-CP) professional. Mrs. Koptchak also graduated from the Graduate School of Banking, Human Resources Management School, PA Bankers, and Advanced School of Banking. She serves on various nonprofit boards and volunteers within the community.
Robin W. Mink joined CNB Bank in 2017 to develop and oversee the treasury management product and sales strategy for the Corporation. She has over 30 years of experience in treasury management as both a banker and corporate finance practitioner having served as Corporate Cash Manager at both Cardinal Health and Safelite Autoglass prior to her role as Senior Vice President, Treasury Management Market Executive for PNC Bank. Robin is a graduate of Otterbein University and holds the Certified Treasury Professional credential (CTP).
Steven R. Shilling has over 25 years of experience in wealth management and private banking. Prior to joining the Corporation in 2015, he served as a Senior Vice President in leadership roles with Huntington Wealth Advisors, National City Private Client Services and the Bank of America Private Bank. He graduated summa cum laude with a Bachelor of Arts degree in Economics from Grove City College and received a Master of Business Administration degree from the Fuqua School of Business at Duke University.
Angela D. Wilcoxson has been with the Corporation since 2020 and has served as the Chief Commercial Banking Officer since January 1, 2022. Ms. Wilcoxson holds a Bachelor of Business Administration degree in Finance from Kent State University and a Master of Arts in Applied Biblical Studies from Moody Bible Institute. Ms. Wilcoxson has over 30 years of experience in various areas of commercial banking and credit underwriting and has previously served in a senior leadership role with KeyBank. Ms. Wilcoxson has served and continues to serve on various boards within the community.
COMPENSATION DISCUSSION AND ANALYSIS
This discussion and analysis is focused on the Corporation’s NEOs and summarizes the philosophy, strategy and major details of the Corporation’s approach to compensating our NEOs. Our NEOs for the year ending December 31, 2023, are as follows:
•Michael D. Peduzzi – President and Chief Executive Officer
•Tito L. Lima – Senior Executive Vice President, Chief Financial Officer and Treasurer
•Richard L. Greslick, Jr. – Senior Executive Vice President, Chief Operating Officer and Secretary
•Martin T. Griffith – Senior Executive Vice President and Chief Banking Officer
•Leanne D. Kassab – Senior Executive Vice President, Chief Experience Officer and Assistant Secretary

Financial and Operational Highlights
Despite a continued level of uncertainty and volatility in the marketplace, for the year ended December 31, 2023, the Corporation continued to execute on its strategies while focusing on its long-term objectives:
•Net income available to common shareholders (“earnings”) was $53.7 million, or $2.55 per diluted share, for the twelve months ended December 31, 2023, compared to earnings of $58.9 million, or $3.26 per diluted share, for the twelve months ended December 31, 2022. The decrease in diluted earnings per share in the twelve months ended December 31, 2023 was primarily due to the rise in deposit costs year over year, as well as the dilutive effect of the Corporation's common stock offering completed in September 2022, which resulted in the issuance of over 4.2 million shares of common stock, or an increase of approximately 25% in total common shares outstanding.
•During the twelve months ended December 31, 2023, the Corporation repurchased 326,459 common shares at a weighted average price per share of $20.08, compared to repurchases of 50,166 common shares at a weighted average price per share of $26.75 during the twelve months ended December 31, 2022;
•As part of its overall capital management strategy, the Corporation maintained the dividend per common share of $0.70 for the full-year 2023;
•Book value per common share was $24.57 at December 31, 2023, an increase of $2.18, or approximately 10% from $22.39 at December 31, 2022. A key objective for the Corporation is to target an increase of at least 10% in shareholder value annually. The increase in book value per common share compared to December 31, 2022 was primarily due to a $39.0 million increase in retained earnings combined with a $6.4 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio, partially offset by a $3.9 million increase in treasury stock driven by the repurchase of 326,459 common shares at a weighted average price per share of $20.08 during 2023. The unrealized valuation changes in the Corporation’s investments were resulting from the 2023 market yield curve changes relative to the scheduled maturities of the Corporation’s holdings;
•At December 31, 2023, total loans receivable totaled $4.5 billion, increasing $193.3 million, or 4.5% compared to December 31, 2022. Loans generated through the Corporation’s regional divisions, increased of $241.3 million, or 5.86%, which was partially offset by a decrease of $47.9 million, or 30.6% in the Corporation’s syndicated loan portfolio. The Corporation was strategically focused on managing the concentration in its commercial real estate loan portfolio and its loan pricing discipline in support of its net interest margin;
•In 2023, the Corporation expanded its recently established division based in the Greater Roanoke area of Southern Virginia, and extended its footprint to State College, Pennsylvania, one of the fastest growth counties in the state, providing new opportunities for sustainable, long-term growth in all facets of the banking and wealth management businesses;
•At December 31, 2023, total deposits were $5.0 billion, reflecting an increase of $376.3 million, or 8.14% from December 31, 2022. The increase in deposits compared to December 31, 2022 was primarily due to continued growth in the Corporation’s treasury management customer base and resulting increases in municipal and institutional/corporate deposits, including new wealth and asset management deposit relationships resulting from CNB’s participation in deposit insurance sharing programs;
•At December 31, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.4 billion, or approximately 28.21% of total CNB Bank deposits. However, when excluding $101.3 million of affiliate company deposits and $400.5 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $937.1 million, or approximately 18.37% of total CNB Bank deposits as of December 31, 2023;
•At December 31, 2023, the Corporation had $164.4 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve Bank of Philadelphia (“Federal Reserve”). These excess funds, when combined with (i) available borrowing capacity of approximately $3.6 billion from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, result in the total on-hand and contingent liquidity sources for the Corporation to be approximately 4.0 times the estimated amount of adjusted uninsured deposit balances discussed above;
▪As of December 31, 2023, the Corporation did not have any borrowings from either the Federal Reserve’s Discount Window or Bank Term Funding Program ("BTFP"). The Corporation has added the BTFP as a potential contingent liquidity source but has not borrowed from the BTFP to date due to the general stability and growth in the Corporation's core deposit funding base throughout 2023;

•The Corporation's Return on Average Assets and Return on Average Equity (“ROE”) of 1.04% and 10.54%, respectively, were lower for the twelve months ended December 31, 2023, compared to the same measures of 1.20% and 13.86%, respectively, for the twelve months ended December 31, 2023. The decline in the Corporation's profitability metrics was primarily driven by the increase in deposit costs due to the economic environment in 2023, as discussed above;
•CNB Bank launched a new division, Impressia Bank (“Impressia”), in May 2023. Impressia represents the sixth bank division of CNB Bank, and is dedicated to the professional and financial development and advancement of women business owners and leaders. Impressia's digital-centric approach is complemented by regional relationship managers and support managers, as well as specialized services such as SBA and grant advisory services, treasury management, wealth management, and private banking. Impressia is headquartered out of Buffalo, New York, with direct representation in our market offices in Columbus and Cleveland, Ohio, and Erie and State College, Pennsylvania.
•CNB Bank also introduced a new suite of products product in March 2023 through it’s “At-Ease” program, with customized accounts and solutions designed specifically for veterans and active members of the armed forces and their families, to help make banking easier and more convenient for those who have served or continue to serve our country in the military.
Say-on-Pay Results and Shareholder Outreach
At the 2023 Annual Meeting of Shareholders, 13,592,188 shares, or 96.2% of votes cast, approved, on an advisory basis, the compensation paid to the Corporation’s NEOs as disclosed in the Corporation’s proxy statement for that annual meeting. The ECC considered this affirmative feedback during 2023 when reviewing and determining our executive pay program and policies. The Corporation continues to have an annual say-on-pay vote on an advisory basis.
After the 2023 Annual Meeting, as directed by the Board, the Corporation conducted an institutional shareholder outreach program to the largest shareholders. We directly contacted shareholders representing approximately 48% of all outstanding shares and approximately 83% of shares that were institutionally held. Five institutional shareholders, owning a collective 10.8% of shares outstanding, responded to the Corporation’s request for a discussion to discuss corporate governance topics in general, while five other investors, owning a collective 14.5% of shares outstanding, responded that a call is not needed at this time. Participants on the calls were Mr. Peduzzi and Mr. Lima, both of whom found the calls helpful to better understand the priorities of our institutional shareholders.
Compensation Philosophy
The ECC oversees our executive compensation philosophy, programs, and pay decisions for our executive officers.
The ECC’s expectation is that our executive management team should drive performance and produce appropriate returns and enhance value for shareholders. We target our executive compensation program to be within a reasonable range of the median pay of financial institutions of similar size, region, and complexity. Our program is designed to provide variable incentives that will reward for performance.
Compensation Objectives
The primary objectives of the executive compensation program are to:
•Attract, retain, and motivate key executives to produce above-average operating results and shareholder returns for the Corporation;
•Greater align the financial interests of the NEOs with those of our shareholders through incentive-based compensation that focuses on target performance areas that meaningful to our shareholders; and
•Provide a total compensation program that recognizes individual contributions as well as overall business results.
The table on the following page illustrates how we designed our executive compensation program to reflect these compensation objectives:

Key Objectives	How our Compensation Program Supports this Objective
Attract, retain, and motivate key executives to drive shareholder returns for the Corporation
•Provides competitive total compensation opportunities that target pay within a reasonable range of the peer group median (for meeting performance targets) with the ability to pay above market for driving superior results (or below market for sub-par performance)
•Encourages retention of our NEOs through long-term incentive awards that include multi-year vesting conditions

Align the financial interests of the NEOs with those of our shareholders through incentive-based compensation
•Provides incentives that are tied to our business plan and motivates performance that aligns with areas of shareholder interests and drives increasing shareholder value
•Requires NEOs to meet stock ownership guidelines
•Motivates our NEOs to achieve predetermined multi-year performance goals related to our 3-year earnings per share (“EPS”) growth and ROE in relation to the S&P U.S. Small Cap Banks Index Constituents excluding Thrifts with assets between $2.5 billion and $10 billion as of the first trading day of the performance period (relative performance)

Provide a total compensation program that recognizes individual contributions as well as overall business results
•Correlates incentive opportunity to growth, profitability, and asset quality that each NEO can control through day-to-day business decision and execution of strategic plans
•Each NEO, other than Mr. Peduzzi, had a Board approved annual incentive plan scorecard including components for: (1) fully-diluted EPS; (2) Commercial loan revenue; (3) Noninterest-Bearing Deposit Growth; (4) Interest-Bearing Deposit Growth (Excluding Time Deposits); (5) Efficiency ratio; and (5) Wealth & Asset management fees. Mr. Peduzzi’s annual incentive plan scorecard, as approved by the Board, included components for: (1) fully-diluted EPS; (2) Noninterest-Bearing Deposit Growth; (3) Interest-Bearing Deposit Growth (Excluding Time Deposits); (4) Efficiency ratio; and (5) a qualitative portion based on Mr. Peduzzi's overall performance.
•Mitigates undue risk taking through a risk adjustment modifier, which can reduce the incentive payouts when CNB Bank’s Net Charge-Offs ratio exceeds 20 basis points

Compensation Elements
Our executive compensation program is designed to be simple, straightforward, and fair, and consists of the following elements:
•Base salary;
•Annual incentives;
•Long-term incentives (equity); and
•Benefits
Target Pay and Mix for Compensation Elements
The ECC reviews both total compensation and each element of compensation when making pay decisions and recommendations to our Board. We target compensation to be within a reasonable range of the median when comparing each NEO position to a pool of 22 similar-sized banking industry peers, as well as supplementary banking industry surveys, as coordinated by the Corporation’s independent compensation consultant engaged by and reporting directly to the ECC. The programs identifies compensation amounts varying above or below targets based on individual and Corporation performance.

In allocating compensation among these elements, our program is designed to provide a balance of:
•Fixed and variable /(performance-based) compensation;
•Cash and equity compensation;
•Recognition of both short-term (annual) and long-term (multi-year) performance;
•Performance relative to corporate strategic goals, shareholder interests including increasing shareholder value, and individual contributions; and
•Absolute performance (our own goals) and relative performance (compared to industry/peers)
This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.
Compensation Highlights
Summarized below are highlights with respect to our executive compensation program in 2023:
•Measured absolute performance in our annual short-term incentives using a team-based approach with five common performance goals included in the formula for all NEOs, except for Mr. Peduzzi, who shared four of the common performance goals and one specialized performance goal;
•Continued to provide a significant portion of executive compensation in incentive-based pay (ensuring a pay-for-performance alignment);
•Granted time-based long-term incentives through common stock-based awards intended to motivate long-term common stock value accretion and greater align the executives’ and shareholders’ interests;
•Continued a separate performance-based long-term incentive program, with the opportunity to realize additional common stock awards, for executive officers;
•With the assistance of an independent consultant, examined the competitiveness of our executive compensation program to confirm that it meets our objectives of attracting, retaining and motivating executives;
•Continued to maintain a clawback policy;
•Continued to require executives to meet or make reasonable progress toward achieving stock ownership guidelines; and
•Retained risk mitigation features, such as including an element focused on the Efficiency Ratio and cost-control, and an overall risk modifier (i.e. Net Charge-offs ratio) which could reduce payout amounts in the short-term incentive program.
Compensation Determination Process
The Role of the ECC
The ECC is composed of six non-employee, independent directors (as defined by the NASDAQ independence standards) selected from the Board of the Corporation.
The ECC has overall responsibility for reviewing, establishing, and administering the policies that govern our executive compensation program. It determines the compensation of the NEOs and such determinations are submitted to the full Board for ratification. In discharging these responsibilities, the ECC seeks to maintain a position of both independence and alignment with respect to balancing the interests of our shareholders with those of our NEOs. The ECC also seeks to evaluate the reasonableness of our NEO’s compensation with regard to equity relative to internal peers, external peers and market value measures. The ECC has not delegated any of its responsibilities to individual members of the ECC or to a subcommittee of the ECC, although it has the discretion to do so.

The ECC has a charter, a copy of which is available on the Corporation’s website at www.cnbbank.bank. The ECC meets regularly regarding compensation issues, regularly participates in an executive session (without management) and receives input from its independent compensation consultant.
The Role of the Compensation Consultant
The ECC has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the scope of the consulting engagement. The ECC has direct access to outside advisors and consultants throughout the year.
During 2023, the ECC engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm that specializes in executive and board compensation matters and related governance issues. Meridian has been used by the ECC as the external compensation consultant for a number of years, ensuring consistency in measuring and monitoring the Corporation’s executive compensation program, and following up on the implementation of prior years’ initiatives. Meridian worked with the ECC to conduct executive and board compensation benchmarking, review market trends and best practices, and evaluate the reasonableness of base salaries, and performance-based short-term and long-term incentives to the Corporation’s executives. Meridian reported directly to the ECC and carried out its responsibilities as assigned by the ECC. After careful review, the ECC determined that Meridian satisfies the NASDAQ independence standards and identified no conflicts of interest in relation to the scope of their services to the Corporation and ECC.
The Role of Management
At the request of the ECC, NEOs may be present at ECC meetings for discussion purposes. None of the NEOs, however, may be present during any deliberations or votes concerning their respective compensation. The NEOs are not involved in the decisions made by the ECC, nor do they have a vote on any matters brought before the ECC.
The ECC solicits the recommendations of the Corporation’s President & CEO regarding the performance and compensation of the other NEOs. Ultimately, however, the ECC determines each NEO’s compensation. To determine the remuneration of the President & CEO, the ECC considers feedback from the peer analyses and best practices from Meridian, as outlined in the previous section, as well as internally developed goals from the Board relative to the alignment of the President & CEO’s performance to the Corporation’s strategic initiatives.
Competitive Benchmarking
On an annual basis, the ECC reviews competitive market data and conducts a comprehensive compensation assessment. To assist in making compensation decisions, the ECC engaged Meridian to conduct a comprehensive competitive analysis of our executive compensation program. An updated version of Meridian’s annual peer and market compensation analysis was used as a reference source and key input for the ECC to set 2023 executive compensation levels, to establish the NEO short-term and long-term incentive program settings, and to assess the historical pay for performance relationship. In addition, this third-party consulting analysis provided the ECC with an independent and objective assessment of each element of compensation and total target compensation relative to market and peer group practices and of the pay mix and the pay for performance relationship.
In developing a market composite for its compensation review, Meridian used data from the (1) public company proxy peer group comprised of 22 financial corporations; and, (2) published financial services industry compensation surveys. Meridian developed the proposed peer group using objective parameters that reflect financial corporations of similar size (assets between $2B and $10B; approximately half to two times the Corporation’s asset size when the peer group was developed), geographic region and business model (factors that influence NEO compensation in the banking industry). The ECC reviewed and approved the peer group as developed and recommended by Meridian. The peer group is reviewed and updated as appropriate, since the comparable financial corporations may change depending on acquisitions with other institutions that occur between annual analyses, and any notable changes to the business focus of the Corporation or the peer institutions. Overall, the goal is to have 15 to 25 comparative financial corporations that approximate the Corporation’s asset size and region and provide a market perspective for NEO total compensation.

The following 22 financial corporations comprised the peer group:

Peer Group Company	Ticker Symbol
First Commonwealth Financial Corporation	FCF
Park National Corporation	PRK
S&T Bancorp, Inc.	STBA
Tompkins Financial Corporation	TMP
Stock Yards Bancorp, Inc.	SYBT
Premier Financial Corp.	PFC
Peoples Bancorp Inc.	PEBO
Univest Financial Corporation	UVSP
City Holding Company	CHCO
Financial Institutions, Inc.	FISI
Community Trust Bancorp, Inc.	CTBI
First Financial Corporation	THFF
Mid Penn Bancorp, Inc.	MPB
Farmers National Banc Corp.	FMNB
Arrow Financial Corporation	AROW
Carter Bankshares, Inc.	CARE
Summit Financial Group, Inc.	SMMF
Shore Bancshares, Inc.	SHBI
Peoples Financial Services Corp.	PFIS
American National Bankshares Inc.	AMNB
First Community Bankshares, Inc.	FCBC
Primis Financial Corp.	FRST

2023 Compensation Program and Pay Decisions
The Corporation’s compensation program consists of four elements: base salary, annual or short-term incentives, long-term incentives (equity), and benefits. The following section summarizes the role of each element, how decisions are made and the resulting 2023 decision process as it relates to our NEOs.
Base Salary
The Corporation believes that a competitive base salary is essential to hire and retain our NEOs. To that end, the Corporation aims to provide a competitive fixed pay (base salary) related to the role and contribution of the NEO.
The ECC uses the benchmark data provided by Meridian as a reference when setting the base salary of each NEO. The ECC targets a range around the peer group median but considers each NEO’s specific role with CNB that may differ from similar positions at peers, as well as the respective NEO’s experience, contribution and performance, in determining base salaries.
Close to each calendar year end, the ECC meets and reviews and sets each NEO’s base salary for the following calendar year to reflect competitive market conditions, individual experience, expertise and performance. The ECC considers input from the Corporation’s President & CEO when setting the base salaries of the other NEOs, but is solely responsible for determining the President & CEO’s base salary.
In determining the NEO’s base salaries for 2023 as reflected in the section "Summary Compensation Table", the ECC reviewed the market range for each NEO position and the relative salaries of the executive team, as well as competitive market data, individual performance and contributions. Base salary adjustments for 2023 were made for the NEOs to ensure compensation for the NEOs continues to be reasonably in line with market practices while also recognizing each respective executive’s performance and contribution.

The 2023 salary adjustments were as follows:

NEO	Title	2022 Salary ($)	% Increase	2023 Salary ($)
Michael D. Peduzzi (1)	President & Chief Executive Officer	500,000	25%	623,000
Tito L. Lima (2)	Senior Executive V.P. & Chief Financial Officer and Treasurer	300,000	10%	330,044
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operating Officer and Secretary	356,500	3%	368,004
Martin T. Griffith (3)	Senior Executive V.P. & Chief Banking Officer	325,000	8%	351,000
Leanne D. Kassab	Senior Executive V.P. & Chief Experience Officer and Assistant Secretary	257,500	5%	271,024
(1) Mr. Peduzzi was appointed President and Chief Executive Officer of CNB Financial Corporation, effective December 31, 2022. Following his promotion, Mr. Peduzzi’s salary was increased to $623,000 based on a review of the compensation of the chief executive officers of the Corporation’s compensation peer group and a related market range analysis and aligns with the median compensation of the peer group. Mr. Peduzzi’s current employment agreement set $623,000 as his minimum salary amount.
(2) Mr. Lima's salary increase in 2023 included a component aimed at adjusting his salary to more closely align with market peers.
(3) Mr. Griffith's salary increase in 2023 included a component aimed at adjusting his salary to more closely align with market peers.
Annual Incentives
The primary objective of our annual incentive program is to motivate and reward key members of management for achieving corporate, department, and individual goals that support our strategic plan. Through our 2023 NEO Non-Equity Incentive Plan (“Incentive Plan”), we offer an annual cash incentive opportunity to a select group of key executives, including the NEOs, whose efforts largely determine the achievement of corporate goals and short-term objectives. For each NEO other than the CEO, these short-term objectives are determined using six absolute metrics. For the CEO, the Board established four short-term incentive elements that are determined using absolute metrics, while a fifth incentive component is based on his performance for the calendar year via a ratings assessment of his performance objectives as completed by the independent directors of the Board. The results of the collectively compiled Board assessments are used to guide the Board in approving a qualitative short-term incentive for Mr. Peduzzi.
Each NEO has a target opportunity based on his or her position at the Corporation and competitive market data provided by Meridian, and there was no change to each NEO’s target opportunity (as a percentage of base salary) for 2023. An NEO receives 50% of his or her incentive target opportunity for achieving minimum performance goals, 100% of target opportunity for achieving target performance goals and 150% of target opportunity for achieving stretch performance goals. If performance falls between minimum performance and target performance levels, there is no interpolation of payout percentages. If target performance levels have been exceeded, then the payout percentage of target opportunity is interpolated between target and stretch performance levels. If the minimum performance goal has not been achieved with respect to a performance goal, then no payout would be earned with respect to that performance goal.

NEO	Title	2023 Incentive Target Opportunity (% of Base Salary)	2023 Incentive Target Opportunity ($)
Michael D. Peduzzi	President & Chief Executive Officer	35%	218,050
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer	35%	115,515
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operating Officer and Secretary	35%	128,801
Martin T. Griffith	Senior Executive V.P. & Chief Banking Officer	35%	122,850
Leanne D. Kassab	Senior Executive V.P. & Chief Experience Officer and Assistant Secretary	35%	94,858
The performance measures and goals are selected and approved by the ECC, and then affirmed by the full Board, at the beginning of each year. The performance measures selected by the ECC were based on providing management and the Corporation’s staff at large with incentives that are closely aligned with the interests of our shareholders. The ECC believes the execution on these metrics leads to increased shareholder value.
For 2023, the ECC selected and the Board approved (1) Fully-diluted EPS; (2) Commercial Loan Revenue; (3) Noninterest-Bearing Deposit Growth; (4) Interest-Bearing Deposit Growth (Excluding Time Deposits); (5) Efficiency Ratio; and (6) Wealth & Asset Management Fees for all NEOs other than Mr. Peduzzi. For Mr. Peduzzi, the ECC selected and the Board approved (1) Fully-diluted EPS; (2) Noninterest-Bearing Deposit Growth; (3) Interest-Bearing Deposit Growth (Excluding Time Deposits); (4) Efficiency Ratio; and (5) a Qualitative portion based on his Board-rated performance with respect to certain objectives for the year. Efficiency Ratio is calculated from non-interest expense, less core deposits intangible amortization, divided by the sum of non-interest income and net interest income, adjusted to include the tax equivalent income on tax exempt income from investments and loans. The ECC reviews the Corporation’s Incentive Plan annually and, for 2023 modified the Incentive Plan to include components for deposit growth as discussed above. This change was made given the economic and interest rate environment for 2023, in replacement of the growth in Mortgage, Home Equity, and Consumer Loans reflected in the Incentive Plan for 2022.
Actual performance versus all incentive goals for the NEOs was measured, compiled, and reviewed and approved by the ECC, and affirmed by the full Board, in January 2024, with the related accruals being accurately reflected in the year-end 2023 financial results. The resulting Incentive Plan payouts were made in February 2024.
The tables below summarizes the Incentive Plan performance measures, goals and actual performance and the actual incentive percentage achieved for (i) Mr. Peduzzi and (ii) for each other NEO.
Michael D. Peduzzi – President & Chief Executive Officer:

Performance Measure	Performance Goal					2023 Actual Performance
	Weight	Minimum	Target	Stretch	Incentive Target Opportunity %	Performance	Actual Incentive %
Fully-Diluted EPS	35.0%	$3.00	$3.16	$3.48	12.250%	$2.55	0.00%
Noninterest-Bearing Deposit Growth (1)	12.5%	$896,191	$943,359	$1,037,695	4.375%	$728,881	0.00%
Interest-Bearing Deposit Growth (Excluding Time Deposits) (1)	12.5%	$3,312,463	$3,486,804	$3,835,484	4.375%	$3,302,892	0.00%
Efficiency Ratio	15.0%	63.48%	60.46%	54.41%	5.250%	64.45%	0.00%
Qualitative	25.0%	17.5%	35.0%	52.5%	8.750%	35.00%	8.75%
TOTAL	100%				35%		8.75%
(1) In thousands
Remaining NEOs:

Performance Measure	Performance Goal					2023 Actual Performance
	Weight	Minimum	Target	Stretch	Incentive Target Opportunity %	Performance	Actual Incentive %
Fully-Diluted EPS	35.0%	$3.00	$3.16	$3.48	12.250%	$2.55	0.00%
Commercial Loan Revenues (1)	20.0%	$185,762	$195,539	$215,092	7.000%	$199,479	7.70%
Noninterest-Bearing Deposit Growth (1)	10.0%	$896,191	$943,359	$1,037,695	3.500%	$728,881	0.00%
Interest-Bearing Deposit Growth (Excluding Time Deposits) (1)	10.0%	$3,312,463	$3,486,804	$3,835,484	3.500%	$3,302,892	0.00%
Efficiency Ratio	15.0%	63.48%	60.46%	54.41%	5.250%	64.45%	0.00%
Wealth & Asset Management Fees (1)	10.0%	$7,838	$8,250	$9,075	3.500%	$7,251	0.00%
TOTAL	100%				35%		7.70%
(1) In thousands

Based on the ratio of net charge-offs to average loans, the Incentive Plan payouts are subject to a reduction in accordance with the following table:

CNB Bank net charge-offs / Average CNB Bank loans	Percentage of Incentive Plan Award Forfeited
Less than 0.20%	0%
0.20% to 0.24%	10%
0.25% to 0.29%	20%
0.30% to 0.34%	30%
Greater than 0.34%	50%
This provision supports the Corporation’s disciplined asset quality profile by reducing the overall incentive payouts, under the Incentive Plan, if loan charge-off results indicate that undue credit risks may have been taken to generate growth and revenues in achievement of short-term incentives. Loan charge-offs significantly in excess of 34 basis points could affect the payout of the total incentive based on the facts and circumstances surrounding the loss, subject to the recommendation of the President and CEO, and review by the ECC and full Board.

For the year ended December 31, 2023, the CNB Bank’s ratio of net charge-offs to average loans was 0.04%. As a result, no incentive reductions for the NEOs were required under the Incentive Plan.
The following table summarizes the actual incentive award earned by each NEO for 2023, under the Corporation’s Incentive Plan (with such incentives accrued with the year-end 2023 financial results, and paid to the respective NEO in February 2024):

NEO	Title	2023 Incentive Payout ($)	2023 Incentive Payout as % of Target Opportunity	2023 Incentive Payout as % of Base Salary
Michael D. Peduzzi	President & Chief Executive Officer	54,513	25.0%	8.75%
Tito L. Lima	Senior Executive V.P. & Chief Financial Officer and Treasurer	25,413	22.0%	7.70%
Richard L. Greslick, Jr.	Senior Executive V.P. & Chief Operating Officer and Secretary	28,336	22.0%	7.70%
Martin T. Griffith	Senior Executive V.P. & Chief Banking Officer	27,027	22.0%	7.70%
Leanne D. Kassab	Senior Executive V.P. & Chief Experience Officer and Assistant Secretary	20,869	22.0%	7.70%
Long-Term Incentives
We believe that our NEOs should be invested in the Corporation and have greater alignment with the same risks and rewards as our shareholders. The purpose of the long-term incentive program is to align the interests of the NEOs with the long-term interests of the Corporation and our shareholders, encourage stock ownership and enhance our ability to retain top performers.
The 2023 Long-Term Incentive Program (“LTIP”) consists of a combination of performance-based common stock awards and time-based restricted stock awards. We believe it is important for our LTIP to include both the time-based and performance-based components, to balance the results-driven orientation of the performance-based share awards with the management retention and shareholder alignment focus of time-based share awards. Also, our LTIP is comprised entirely of common equity compensation to ensure alignment with our institutional and retail common shareholders. Each NEO has a target long-term incentive opportunity that is defined as a percentage of base salary and that is positioned to be competitive with the market median of the compensation peer group. All NEOs received their respective share awards as a 50% / 50% mix between performance-based share awards, if performance targets are achieved, and time-based restricted stock awards which are granted but vest over time.
Time-based restricted stock vests in equal increments over three years (e.g., one third of the shares awarded vest per year beginning on the first anniversary of grant), while performance shares cliff vest at the end of the three-year performance period contingent upon the Corporation’s performance. The key measures for the performance-based stock awards are EPS Growth and Return on Average Equity as compared to the S&P U.S. Small Cap Banks Index Constituents excluding Thrifts with assets between $2.5 billion and $10 billion as of the first trading day of the performance period (“Performance Comparator Group”). The metrics were selected to reflect performance goals that are aligned with the enhancement of long-term shareholder value. The metrics are weighted equally with common stock awards ranging from 0% to 150% of target depending on the Corporation’s ranking at the end of the three-year period (see below table for payout range). Actual performance between threshold, target and stretch will be interpolated. The performance shares will vest after the performance period and when relative performance, as compared to the Corporation’s Performance Comparator Group results, are reviewed and approved by the ECC and affirmed by the full Board.

Measure	Weight	Threshold	Target	Stretch
Relative EPS Growth	50%	35th percentile	50th percentile	75th percentile or greater
Relative Return on Average Equity	50%	35th percentile	50th percentile	75th percentile or greater
Payout Range (% of Target)	100%	50%	100%	150%
Decisions regarding the size of long-term incentive awards are recommended by the ECC and approved by the full Board after careful consideration of corporate and individual performance, market data, retention considerations, impact on dilution, and existing equity holdings of each NEO. The Board does not select the grant dates of any long-term incentive awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. We believe that the strategy described above both aligns the interests of the NEOs and our shareholders and facilitates the retention of our NEOs.
Long-term incentive grant value targets are generally set to be equal in value for respective corporate levels of the NEOs, and are determined by the ECC based on consideration of a market range for long-term incentives of comparable peers that is provided by the compensation consultant, Meridian, with potential adjustments made by the ECC based on the Corporation’s performance and the individual NEO’s performance, role, contributions, and long-term potential with the Corporation. The long-term incentive grants made to the NEOs in 2023 are summarized below.

NEO	% of Base Salary	Total LTI Grant Value ($)	Restricted Stock Award – Time-Based # of Shares(1)	Restricted Stock Award – Performance Based Target # of Shares(1)
Michael D. Peduzzi	32%	199,991	5,602	5,602
Tito L. Lima	30%	99,953	2,072	2,072
Richard L. Greslick, Jr.	27%	99,953	2,072	2,072
Martin T. Griffith	28%	99,953	2,072	2,072
Leanne D. Kassab	37%	99,953	2,072	2,072
(1) The number of shares granted is determined by the grant value divided by the grant date closing price.
Benefits
CNB Bank maintains a 401(k) Savings Plan to attract and retain employees and help them meet their retirement goals. NEOs are eligible to participate in the 401(k) Savings Plan and receive matching employer contributions subject to plan and IRS limits. Further information is provided under the “Retirement Plan” section below.
The Corporation and/or CNB Bank also maintains certain non-qualified retirement and deferred compensation plans. We believe that these non-qualified plans are an important element in retaining NEOs, as well as helping them meet their post-employment financial management goals. We provide:
•Supplemental Executive Retirement Plan (“SERP”) – Each of Messrs. Peduzzi, Lima, Greslick, Griffith and Ms. Kassab participate in a defined benefit SERP, which is designed to attract and retain qualified and experienced executive officers. Each SERP and the relevant provisions are established in a formal agreement between CNB Bank and the respective NEO. The narrative that follows the “Pension Benefits” table below contains a detailed description of each SERP.
•Defined Contribution Plan – Effective as of January 2, 2022, Mr. Lima and Ms. Kassab commenced participation in a defined contribution plan pursuant to which the Corporation contributed an amount to the plan each year, on January 1st, equal to 20% of Mr. Lima’s and 35% of Ms. Kassab’s annual base salary. The plan was established in an agreement between the Corporation and the respective NEO. The narrative that follows the “Nonqualified Deferred Compensation” table below contains a detailed description of each defined contribution plan. In connection with the amendments to the SERP described in section "Supplemental Executive Retirement Plans" below, and in order to ensure consistency of benefits for similarly-leveled NEOs, effective September 30, 2023, this plan was frozen to prohibit future contributions and fully vest all contributions for Mr. Lima and Ms. Kassab made through such date. Mr. Lima and Ms. Kassab became participants in the SERP on October 1, 2023.
•Executive Deferred Compensation Plan – Each NEO can participate in this plan, which allows them to defer up to 75% of base compensation and 100% of annual incentive compensation until a date in the future. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. The Corporation provides no inducement (matching or discretionary contribution) for NEOs to participate.
The Corporation provides certain NEOs with perquisites that the ECC believes are reasonable and consistent with its overall compensation philosophy and consistent with executive benefits that are customary in the financial services industry. Specifically, the Corporation provides each of Messrs. Peduzzi, Lima, Greslick, and Griffith and Ms. Kassab the option to use a company-provided vehicle, as well as payment of club dues, both of which are included in taxable income. The ECC believes that these perquisites assist the NEOs in the performance of their respective job duties by providing a corporate-supported means to travel to the various banking divisions among the Corporation’s footprint, and opportunities to use club membership rights to develop and expand business contacts.
The ECC believes that the Corporation’s continued success depends, to a significant degree, on the skills and competence of certain members of our executive management team. The Corporation and the Bank have entered into executive employment contracts with Messrs. Peduzzi, Lima, Greslick, and Griffith and Ms. Kassab (collectively, the “Employment Contracts”). These Employment Contracts are intended to ensure that the Corporation and the Bank will continue to maintain and retain experienced executive management.

The Corporation, the Bank and Mr. Peduzzi entered into an updated Employment Contract on November 27, 2023, with the initial term expiring on December 31, 2024. Thereafter, Mr. Peduzzi’s Employment Contract renews automatically for successive 36-month periods unless terminated by either party upon 120 days’ written notice. The Employment Contracts for Messrs. Lima, Greslick, and Griffith and Ms. Kassab shall automatically renew for successive terms of one year unless either party gives the other party ninety days written notice of intent not to renew the contract prior to the end of the then-current term.
The Employment Contracts provide for a base salary to be established annually by the Board and for annual increases, stock, stock options/rights and bonuses as may from time to time be awarded by the Board. Each Employment Contract contains a covenant not to compete against the Corporation and the Bank, their parent, affiliates or subsidiaries during the term of employment and thereafter for a period of twenty-four months, in the case of Messrs. Peduzzi and Griffith, and a period of thirty-six months, in the case of Mr. Lima, and, in the case of Mr. Greslick and Ms. Kassab, until the earlier of (i) the third anniversary of the executive’s termination of employment or (ii) the date of a change in control of the Corporation or the Bank. In addition, each Employment Contract contains a covenant to protect the Corporation’s and the Bank’s confidential information.
The Employment Contracts also provide for severance payments in the event an NEO is terminated without “cause” (as such term is defined in the Employment Contracts) regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control. Such “good reason” circumstances include a material reduction in authorities, duties or responsibilities or assignment of duties inconsistent with current responsibilities, a material reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, if such NEO timely executed and does not revoke a general release of claims, (a) Mr. Greslick will be entitled to receive a lump sum cash payment equal to 2.99 times the sum of (i) his base salary plus (ii) the average incentive bonus paid over the preceding three-year period; (b) Messrs. Peduzzi, Lima, and Griffith will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) his base salary, plus (ii) the average incentive bonus paid over the preceding three-year period; and (c) Ms. Kassab will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) her average base salary over the preceding five-year period, plus (ii) the average incentive bonus paid over the preceding five-year period. Mr. Peduzzi and his family are also eligible to receive up to 6 months of continued group medical, dental, and vision coverage at the then-current active employee contribution rate for such coverage. Additionally, accelerated vesting of outstanding time-based unvested restricted stock awards will occur and restrictions will lapse. Outstanding performance-based awards will vest and restrictions will lapse, prorated by the number of full months from award date to the change in control or termination without cause date, and the denominator of which equals 36, with the performance goals measured as of the most recently completed fiscal quarter.
Cash and benefits paid to a NEO under the Employment Contracts together with payments under other benefit plans following a change in control may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the NEO would be excess parachute payments, then the NEO’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The Employment Contracts do not provide for tax indemnity for any such potential excise taxes that may be due by the NEOs.
Impact of Accounting and Tax
The ECC and our executive management team consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.
Section 162(m) of the Internal Revenue Code prohibits publicly held companies from deducting annual compensation in excess of $1,000,000, for U.S. federal income tax purposes, paid to the CEO and all other NEOs (and certain former NEOs) in any one fiscal year. While the ECC recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Corporation’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.
The ECC has considered the impact of the Financial Accounting Standards Board ASC Topic 718 on the Corporation’s equity incentives as a key retention tool.

Stock Ownership Guidelines
In 2014, the Board adopted stock ownership guidelines (the “Executive Stock Ownership Guidelines”) for executive officers of the Corporation and CNB Bank and our regional bank presidents. The Board believes that a certain level of stock ownership of senior management further aligns their interests and actions with the interests of the Corporation’s shareholders. The Executive Stock Ownership Guidelines require Mr. Peduzzi in his capacity as President & CEO, to continuously build his common stock ownership during the period of his employment until the number of shares of the Corporation’s common stock he owns, when multiplied by the market value of the Corporation’s common stock, results in a total common stock ownership value equal to 300% or more of his then-base salary. All other executive officers of the Corporation and CNB Bank and our regional bank presidents are required to build ownership during the period of their employment to a number of shares of the Corporation’s common stock which, when multiplied by the market value of the Corporation’s common stock, equals 150% or more of the executive’s then-base salary. The Executive Stock Ownership Guidelines provide that until a person subject to the Executive Stock Ownership Guidelines achieves the percentage ownership target under such guidelines, the person may not dispose of any common shares, including those received from the long-term incentive equity compensation, other than for purposes of paying the income taxes associated with such awards. The Executive Stock Ownership Guidelines are administered and enforced by the ECC, and compliance is monitored and reported to the ECC by the Corporation’s President & CEO.
Hedging and Pledging Policy
All directors and employees of the Corporation are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Corporation’s securities, including hedging and/or pledging of the Corporation’s common stock. Effective August 11, 2015, the Corporation also prohibited any pledging of the Corporation’s securities in a margin account and restricted all other pledging of the Corporation’s securities by requiring directors and employees to obtain prior approval of the CSO before entering into any such agreement. Corporation securities that were pledged as of August 11, 2015 as collateral for a loan are grandfathered and may continue to be pledged until released pursuant to the terms of relevant agreements.
Clawback/Recoupment Policy
The Board has adopted a clawback policy for incentive compensation, which is in compliance with NASDAQ Rule 5608. The policy provides that the Corporation shall recover, reasonably promptly, the Excess Incentive Compensation received by any Covered Executive during the Recoupment. The clawback policy applies to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning services as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for the applicable Incentive Compensation and (c) while the Corporation has securities listed on NASDAQ or another national securities exchange or association. For purposes of the clawback policy:
•“Covered Executive” means the Corporation’s Chief Executive Officer, President (if a separately held position from the CEO), Chief Financial Officer, principal accounting officer (or controller, if there is no such accounting officer), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function for the Corporation, any other person who performs similar policy-making functions for the Corporation, and any other employee who may from time to time be deemed subject to the clawback policy by the ECC;
•“Incentive Compensation” means any compensation (including cash and equity compensation) that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure;
•“Excess Incentive Compensation” means the amount of Incentive Compensation received during the Recoupment Period by any Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received by such Covered Executive if the determination of the Incentive Compensation to be received had been determined based on restated amounts in the Accounting Restatement and without regard to any taxes paid;
•“Recoupment Period” Means the three completed fiscal years preceding the earlier to occur of (x) the date the Board, the Audit Committee or the authorized officers of the Corporation concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement or (y) the date a court or other legally authorized body directs the Corporation to prepare an Accounting Restatement, and any transaction period of less than nine months within or immediately following those three completed fiscal years; and
•“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Reducing the Possibility of Excess Risk-Taking
The ECC has determined that the risks arising from the compensation policies and practices for executives of the Corporation are not reasonably likely to have a material adverse effect on the Corporation as a whole.
Several features of the Corporation’s cash and stock-based incentive program reduce the likelihood of excessive risk-taking:
•The program design provides a balanced mix of cash and equity, and annual (short-term) and long-term incentives.
•The ECC and Board set performance goals that they believe are reasonable in light of past performance and market conditions.
•Both absolute performance goals and relative performance goals are included in the incentive programs in order to appropriately balance risk/reward when developing strategic goals.
•Our annual incentive program limits individual payout amounts to 150% of the target payout amounts.
•The time-based portion of long-term incentive equity grants typically vest over a three-year period to encourage our NEOs to both stay with the Corporation and maintain a long-term shareholder value building perspective.
•The Corporation has a clawback policy that allows for the recoupment of any cash and/or equity annual or long-term incentive compensation payouts following triggering event.
•Our NEOs are subject to stock ownership guidelines, as discussed above, which we believe support greater alignment of our NEOs’ interests with the interests of our shareholders.
•We use restricted stock instead of stock options because restricted stock retains value even in a depressed market and NEOs will be less likely to take unreasonable risks to get, or keep, options “in-the-money.”
•The ECC has downward discretion over the annual incentive program and long-term incentive payouts.
•For compensation benchmarking purposes, we employ an appropriate peer group derived from a standardized process.
•We retain an independent compensation consultant who keeps the ECC aware of market trends and best practices.

COMPENSATION COMMITTEE REPORT
The ECC met with management to review and discuss the Compensation Discussion and Analysis disclosures in this Proxy Statement. Based on such review and discussion, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023, and the Corporation’s Board has approved that recommendation.
Submitted by the Executive Compensation and Personnel Committee:

Michael Obi, Committee Chairperson	Jeffrey S. Powell	Nicholas N. Scott
Peter F. Smith	Francis X. Straub, III	Julie Young

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table presents, for the three years ended December 31, 2023, 2022, and 2021, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Corporation’s Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)		All Other Compensation(7) ($)	Total ($)
Michael D. Peduzzi (4)	2023	623,000	199,991	(6)	54,513	240,157		57,749	1,175,410
President and Chief Executive Officer of the Corporation; Chief Executive Officer of CNB Bank	2022	500,000	50,001		209,950	278,205		72,333	1,110,489

Tito L. Lima	2023	330,044	99,953	(6)	25,413	64,164		114,627	634,201
Principal Financial Officer and Treasurer of the Corporation; Senior Executive Vice President and Chief Financial Officer of CNB Bank	2022	300,000	59,991		125,970	1,086		128,841	615,888
	2021	275,000	56,250		97,175	—		53,493	481,918
Richard L. Greslick, Jr.	2023	368,004	99,953	(6)	28,336	—	(10)	56,090	552,383
Secretary of the Corporation; Senior Executive Vice President and Chief Operating Officer of CNB Bank	2022	356,500	115,013		149,694	79,948		52,767	753,922
	2021	330,000	106,250		116,323	92,790		51,547	696,910
Martin T. Griffith	2023	351,000	99,953	(6)	27,027	125,237		60,479	663,696
Senior Executive Vice President and Chief Banking Officer of CNB Bank	2022	325,000	75,002		136,468	—		56,509	592,979
	2021	283,667	56,250		112,697	—		52,154	504,768
Leanne D. Kassab (5)	2023	271,024	99,953	(6)	20,869	41,919		115,903	549,668
Assistant Secretary of the Corporation; Senior Executive Vice President and Chief Experience Officer of CNB Bank	2022	257,500	55,023		108,124	1,631		127,984	550,262
(1) This column reflects shares of restricted stock awarded under the Corporation’s 2019 Stock Incentive Plan valued at the dollar amount recognized for financial reporting purposes in accordance with ASC Topic 718. The shares of restricted stock that remain subject to forfeiture entitle the NEO to all of the rights of a shareholder generally, including the right to vote the shares and receive any dividends that may be paid thereon. The shares of time based restricted stock awards vest in equal annual installments over a three or five-year period. The shares of performance-based restricted stock performance awards cliff vest at the end of the three-year period. The shares continue to be subject to risk of forfeiture, which will lapse upon vesting.
(2) Amount represents annual cash incentive payments made under the Corporation’s non-equity Incentive Plan.
(3) Amount reflects the change in value of the Corporation’s non-qualified supplemental executive retirement plans with each of Messrs. Peduzzi, Lima, and Greslick and Ms. Kassab, based on plans established or amended as reported in the Current Report on Form 8-K dated October 2, 2023. Additionally, for Mr. Lima and Ms. Kassab, amounts represent above-market interest or earnings credited on deferred compensation under our Corporation’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K, of $2,037 and $3,000 respectively. For this purpose, interest or earnings on deferred compensation is above-market if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding at a rate that corresponds most closely to the rate under the applicable plan at the time the interest rate or formula is set. A discussion of the Corporation’s nonqualified deferred compensation plans is provided below in the subsection entitled Executive Defined Contribution Plan.
(4) Mr. Peduzzi was appointed President and Chief Executive Officer of CNB Financial Corporation, effective December 31, 2022. Following his promotion, Mr. Peduzzi’s salary was increased to $623,000 based on a review of the compensation of the chief executive officers of the Corporation’s compensation peer group and a related market range analysis and aligns with the median compensation of the peer group. Mr. Peduzzi’s current employment agreement set $623,000 as his minimum salary amount.
(5) Ms. Kassab became an NEO for the first time for the 2022 calendar year.
(6) In 2023, all NEOs received performance-based restricted stock awards. The amount reported for the value of the awards is based on the aggregate compensation cost to be recognized over the three-year service period based on the most probable outcome, in accordance with ASC Topic 718. The amount reported above represents the value of the award at the grant date assuming that the target level of performance conditions would be achieved. Performance restricted stock awards granted in 2023 may pay out up to 150% of the target award, which would have amounted to the grant date fair values listed as the maximum total grant date fair value for each named executive officer as follows: Mr. Peduzzi, $249,989; Mr. Lima, $124,942; Mr. Greslick, $124,942; Mr. Griffith $124,942 and Ms. Kassab, $124,942. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in our respective Annual Report on Form 10-K for the fiscal years ended December 31, 2023, 2022 and 2021.

(7) Amounts stated in the "All Other Compensation" column for 2023 include:

Name	Profit Sharing Contribution ($)	401(k) Match Contribution ($)	Company Contributions to Nonqualified Defined Contribution Plan (8) ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues (9) ($)	Total ($)
Michael D. Peduzzi	29,479	13,200	—	1,053	14,017	—	57,749
Tito L. Lima	29,479	13,200	49,507	1,062	14,589	6,790	114,627
Richard L. Greslick, Jr.	29,479	13,200	—	569	9,042	3,800	56,090
Martin T. Griffith	29,479	13,200	—	1,314	2,015	14,471	60,479
Leanne D. Kassab	29,479	13,200	71,144	748	—	1,332	115,903
(8) Contributions by the Corporation to the Nonqualified Defined Contribution Plan as outlined in the benefits section for Mr. Lima and Ms. Kassab.
(9) It is the policy of the Corporation to pay dues to certain service and social organizations for executive officers who choose to use such benefit.
(10) For 2023, the aggregate change in actuarial present value of accumulated benefits for Richard L. Greslick, Jr. was a decrease of $134,561. However, applicable SEC rules do not permit the Corporation to report a negative number in this column; therefore, this negative value is not included in the Summary Compensation Table under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for 2023.
Pay Versus Performance

Year	Summary Comp. Table Total for CEO - Michael D. Peduzzi (1) ($)	Summary Comp. Table Total for CEO - Joseph B. Bower, Jr. (2) ($)	Comp. Actually Paid to CEO - Michael D. Peduzzi (1) ($)	Comp. Actually Paid to CEO - Joseph B. Bower, Jr. (2) ($)	Average Summary Comp. Table Total for Non-CEO NEOs (3) ($)	Average Comp. Actually Paid to Non-CEO NEOs (3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income(5) ($)	Fully-Diluted Earnings Per Share ($)
							TSR	Peer Group TSR (4)

2023	1,175,410	N/A	1,262,008	N/A	599,987	614,400	78	103	58,020	2.55
2022	1,110,489	2,432,571	1,117,076	1,612,982	628,263	625,017	79	100	63,188	3.26
2021		3,028,549		1,734,559	557,132	570,275	86	106	57,707	3.16
2020		1,608,420		1,107,862	470,922	402,368	67	77	32,743	1.97
(1) Mr. Peduzzi was appointed President and Chief Executive Officer, effective December 31, 2022.
(2) Mr. Bower retired from his position as President and Chief Executive Officer, effective December 31, 2022.
(3) For fiscal year 2023 and 2022, the Corporation’s non-CEO NEOs were Tito L. Lima, Richard L. Greslick, Jr., Martin T. Griffith and Leanne D. Kassab. For fiscal years 2021 and 2020 the Corporation’s non-CEO NEOs were Tito L. Lima, Richard L. Greslick, Jr, Martin T. Griffith and Joseph E. Dell, Jr.
(4) The TSR peer group utilized is the same peer group disclosed in the Competitive Benchmarking section above. The peer group used for 2023 included the addition of four banks and removal of two banks that were not in the prior year's peer group. The changes to the peer group were primarily driven by changes in peer bank asset size, with banks removed or added to create a peer group more similar in asset size to the Corporation. The peer group TSR calculated using the 2022 peer group is presented below:

Year	Value of Initial Fixed $100 Investment Based On:
	TSR	2022 Peer Group TSR

2023	78	102
2022	79	100
2021	86	106
2020	67	77
(5) Presented in thousands
(6) Compensation actually paid (“CAP”) is defined by the SEC and is computed by starting with the “Total” column of the Summary Compensation Table (“SCT”) for each year and then:
•subtracting the amount in the “Restricted Stock Awards” column of the SCT for such year,
•adding, for all unvested equity awards granted during the reporting year and outstanding on the last day of the reporting year, the fair value as of the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2023 Fiscal Year-End table below.

•adding, for all unvested equity awards granted prior to the reporting year and outstanding on the last day of the reporting year, the change in fair value from the last day of the preceding year to the last day of the reporting year, utilizing the same assumptions as the Outstanding Equity Awards at 2023 Fiscal Year-End table below.
•adding, for equity awards vesting during the reporting year, the change in fair value from the last day of the preceding year to the vesting date,
•adding the value of any dividends or other earnings paid in the reporting year on unvested equity awards that are not otherwise included in the total compensation for the reporting year,
•subtracting the amount in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column of the SCT for such year, and
•adding, for all defined benefit and actuarial pension plans, (A) the service cost, calculated as the actuarial present value attributable to services rendered during the reporting year, plus (B) the prior service cost, calculated as the entire cost of benefits granted in a plan amendment during the reporting year that are attributed by the benefit formula to services rendered in periods prior to the amendment.
The fair value of equity awards is computed in a manner consistent with the fair value methodology used to report Outstanding Equity Awards at Fiscal Year-End. This may result in a difference in the share value input used for the fair value calculation at year-end when compared to the share value used for performance-based share awards at time of award. The following tables reflect the adjustments made to SCT total compensation to compute CAP for the position of CEO and average CAP for our other NEOs:

CEO SCT Total to CAP Reconciliation – Michael D. Peduzzi	2023	2022
SCT Total Compensation	$1,175,410	$1,110,489
SCT Restricted Stock Awards	(199,991)	(50,001)
Fair Value of New Unvested Equity Awards	316,373	55,669
Change in Fair Value of Existing Unvested Equity Awards	(4,528)	(6,306)
Change in Fair Value of Vesting Equity Awards	(3,144)	(105)
Dividends on Unvested Equity Awards	3,823	2,488
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(240,157)	(278,205)
Service Cost & Prior Service Cost	214,222	283,047
CAP	$1,262,008	$1,117,076

CEO SCT Total to CAP Reconciliation – Joseph B. Bower, Jr.	2022	2021	2020
SCT Total Compensation	$2,432,571	$3,028,549	$1,608,420
SCT Restricted Stock Awards	(261,010)	(272,400)	(347,079)
Fair Value of New Unvested Equity Awards	—	286,041	192,291
Change in Fair Value of Existing Unvested Equity Awards	—	76,316	(156,339)
Change in Fair Value of Vesting Equity Awards	3,631	19,005	45,515
Fair Value of New Vested Equity Awards	232,476	—	—
Fair Value as of Prior Year-end of Equity Awards Forfeited	(258,031)	—	—
Dividends on Unvested Equity Awards	10,706	6,933	4,842
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(902,701)	(1,760,834)	(467,045)
Service Cost & Prior Service Cost	355,340	350,949	227,257
CAP	$1,612,982	$1,734,559	$1,107,862

Average Non-CEO NEOs SCT Total to CAP Reconciliation	2023	2022	2021	2020
SCT Total Compensation	$599,987	$628,263	$557,132	$470,922
SCT Restricted Stock Awards	(99,953)	(76,257)	(66,438)	(73,438)
Fair Value of New Unvested Equity Awards	117,016	84,907	69,940	42,335
Change in Fair Value of Existing Unvested Equity Awards	(4,721)	(11,407)	15,104	(31,109)
Change in Fair Value of Vesting Equity Awards	(7,198)	2,085	(969)	(3,771)
Dividends on Unvested Equity Awards	2,399	1,971	2,000	1,766
SCT Change in Pension Value & Nonqualified Deferred Compensation Earnings	(56,571)	(19,987)	(23,198)	(17,301)
Service Cost & Prior Service Cost	63,441	15,442	16,704	12,964
CAP	$614,400	$625,017	$570,275	$402,368

Pay Versus Performance Descriptive Disclosure
The following financial measures were determined by the Corporation’s Board to be the most important measures used to link our NEOs’ (including our President and Chief Executive Officer) CAP to the Corporation’s performance during the most recently completed fiscal year.
•Fully-diluted EPS
•Commercial Loan Revenues
•Efficiency Ratio
•Deposit Growth (excluding Time Deposits)
•Wealth & Asset Management revenue
•Return on Equity
Comparison of Corporation TSR versus Peer Group TSR
As shown in the chart below, the Corporation’s TSR is less than Corporation’s peer group TSR.

Total Shareholder Return: Corporation vs Peer Group
110
100
90
80
70
60
2020
2021
2022
2023
Corporation TSR
Peer Group TSR

Comparison of Compensation Actually Paid versus Corporation TSR
As shown in the chart below, the CAP to our President and Chief Executive Officer and the average CAP to our other Non-CEO NEOs are generally aligned with our TSR. This is primarily due to performance-based incentive compensation, which links payouts to metrics that increase shareholder value, such as fully-diluted EPS and return on equity. Mr. Peduzzi was appointed President and Chief Executive Officer of CNB Financial Corporation, effective December 31, 2022, upon Mr. Bower's retirement. Mr. Peduzzi's promotion was the primary driver of his higher CAP received in 2023 versus 2022 as a result of an increase in his base salary and restricted stock awards.

CAP vs. Total Shareholder Return
CAP ($ in thousands)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
TSR Value of Fixed $100 Investment
150
125
100
75
50
25
0
$1,108
$402
$1,735
$570
$1,613
$625
$1,117
$614
$1,262
2020
2021
2022
2023
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Corporation TSR

Comparison of Compensation Actually Paid versus Net Income
The chart below compares the CAP to our President and Chief Executive Officer and the average of the CAP to our other Non-CEO NEOs to net income. As shown in the chart, the CAP to our President and Chief Executive Officer and average of the CAP to our other Non-CEO NEOs has increased or decreased in line with our net income. This is because net income is a direct input in the calculation of fully-diluted EPS, one of the most important measures used to link our NEOs’ (including our President and Chief Executive Officer) CAP to our performance.

CAP vs. Net Income
CAP ($ in thousands)
Net Income ($ in thousands)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
80
70
60
50
40
30
20
10
0
$1,108
$402
$1,735
$570
$1,613
$625
$1,117
$614
$1,262
2020
2021
2022
2023
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Net Income

Comparison of Compensation Actually Paid versus Company-Selected Measure (“CSM”)
The chart below compares the CAP to our President and Chief Executive Officer’s and average of the CAP to other Non-CEO NEOs and our CSM, fully-diluted EPS, which shows a strong relationship between fully-diluted EPS and CAP.

CAP vs. CSM: Fully-Diluted EPS
CAP ($ in thousands)
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$—
Fully-Diluted EPS
3.5
3
2.5
2
1.5
1
0.5
0
$1,108
$402
$1,735
$570
$1,613
$625
$1,117
$614
$1,262
2020
2021
2022
2023
CAP to CEO - Bower
CAP to CEO - Peduzzi
Average CAP to Non-CEO NEOs
Fully-Diluted EPS

Stock Incentive Plan
The CNB Financial Corporation 2019 Omnibus Incentive Plan (the “2019 Incentive Plan”) was initially adopted by the Corporation’s Board and subsequently approved by the Corporation’s shareholders at its Annual Meeting of shareholders held in 2019. Certain full or part-time employees of the Corporation, any parent, subsidiary or affiliate thereof, or persons who serve the Corporation or an affiliate as a director, are eligible to receive awards under the 2019 Incentive Plan. Awards may be granted in the form of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. The 2019 Incentive Plan provides that the exercise price of each option will be determined by the ECC, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of our common stock on the grant date. Generally, the term of an option will not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the common stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date.

Grants of Plan-Based Awards in 2023

		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Share Awards: Number of Shares or Share Units(2)	Grant Date Fair Value of Shares(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Michael D. Peduzzi	6/27/23	109,025	218,050	327,075	2,801	5,602	8,403	5,602	199,991
Tito L. Lima	1/31/23	57,758	115,515	173,273	1,036	2,072	3,108	2,072	99,953
Richard L. Greslick, Jr.	1/31/23	64,401	128,801	193,202	1,036	2,072	3,108	2,072	99,953
Martin T. Griffith	1/31/23	61,425	122,850	184,275	1,036	2,072	3,108	2,072	99,953
Leanne D. Kassab	1/31/23	47,429	94,858	142,288	1,036	2,072	3,108	2,072	99,953
(1) Performance shares cliff vest at the end of the three-year performance period based on the Corporation’s performance, as discussed in greater detail in the Long-Term Incentives section above.
(2) Time-based awards vest incrementally over a three-year period, as discussed in greater detail in the Long-Term Incentives section above.
(3) Fair value of stock award computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2023 Fiscal Year-End

Name	Award Year	Number of Time-Based Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights that have not vested (#)		Equity Incentive Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(1) ($)
Michael D. Peduzzi	2021	1,745	(9)	39,420	—	(10)	—
	2022	624	(3)	14,096	1,404	(6)	31,716
	2023	5,602	(8)	126,549	8,403	(5)	189,824
	Total	7,971		180,065	9,807		221,540
Tito L. Lima	2021	356	(4)	8,042	1,605	(7)	36,257
	2022	748	(3)	16,897	1,685	(6)	38,064
	2023	2,072	(2)	46,806	3,108	(5)	70,210
	Total	3,176		71,745	6,398		144,531
Richard L. Greslick, Jr.	2021	673	(4)	15,203	3,032	(7)	68,493
	2022	1,435	(3)	32,417	3,230	(6)	72,966
	2023	2,072	(2)	46,806	3,108	(5)	70,210
	Total	4,180		94,426	9,370		211,669
Martin T. Griffith	2021	356	(4)	8,042	1,605	(7)	36,257
	2022	936	(3)	21,144	2,106	(6)	47,575
	2023	2,072	(2)	46,806	3,108	(5)	70,210
	Total	3,364		75,992	6,819		154,042
Leanne D. Kassab	2021	356	(4)	8,042	1,605	(7)	36,257
	2022	687	(3)	15,519	1,545	(6)	34,902
	2023	2,072	(2)	46,806	3,108	(5)	70,210
	Total	3,115		70,367	6,258		141,369
(1) Amount shown represents the number of awards that have not vested as of December 31, 2023, multiplied by the closing price of the Corporation’s common stock on December 31, 2023, which was $22.59.
(2) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2023.

(3) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2022.
(4) Stock awards vest 33% annually on January 31 following the grant date, which was January 31, 2021.
(5) The number of shares reported represents the max number of performance shares awarded on January 31, 2023.
(6) The number of shares reported represents the max number of performance shares awarded on January 31, 2022.
(7) The number of shares reported represents the max number of performance shares awarded on January 31, 2021.
(8) Stock awards vest 33% annually on January 31, following the grant date, which was June 27, 2023.
(9) Stock awards vest 20% annually on August 31st, following the grant date which was November, 1, 2021.
(10) Mr. Peduzzi did not receive an equity incentive plan award in 2021 since his hire date of August 31, 2021 was after the award grant date of January 31, 2021.

Restricted Stock Awards and Stock Vested
The following table sets forth information concerning the vesting in 2023 of time-based and performance-based restricted stock awards granted to the NEOs. The Corporation did not issue nor does it have any outstanding stock options.

	Time-Based		Performance-Based		Total
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael D. Peduzzi	894	18,124	—	—	894	18,124
Tito L. Lima	1,151	26,259	345	8,321	1,496	34,580
Richard L. Greslick, Jr.	1,955	47,155	1,150	27,738	3,105	74,893
Martin T, Griffith	1,422	34,299	575	13,869	1,997	48,168
Leanne D. Kassab	998	24,072	610	14,713	1,608	38,785
(1) Value realized calculated by multiplying the number of shares vesting by the closing price of the Corporation’s common stock on the applicable vesting dates.
Pension Benefits
Supplemental Executive Retirement - Defined Benefit

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Michael D. Peduzzi	SERP	(1)	2	132,447
Tito L. Lima	SERP	(1)	5	35,938
Richard L. Greslick, Jr.	ESCPA	(1)	26	—
Martin T. Griffith	SERP	(1)	8	110,940
Leanne D. Kassab	SERP	(1)	28	3,986
(1) The SERP and ESCPA are described below. The cost of these plans is effectively offset by tax-free earnings from Bank-owned life insurance.
Retirement Plan
The Corporation maintains the CNB Bank Employee’s Savings and Profit Sharing Plan and Trust (the “Plan”). The Plan permits eligible employees to make pre-tax and Roth contributions up to 70% of salary. Employees 21 years of age or over with a minimum of 90 days of service are eligible for matching contributions by the Corporation at 100% of elective contributions not to exceed 3% of plan salary plus 50% of elective contributions that exceed 3% of plan salary but do not exceed 5% of plan salary. A profit sharing discretionary non-contributory pension plan component is in place for employees 21 years of age or over with a minimum of one-year with 1,000 hours service and allows employer contributions in an amount equal to a percentage of eligible compensation plus 5.7% of the compensation for all employees in excess of $160,000, subject to a $330,000 salary limit. The Corporation’s total contributions to the Plan for all employees were approximately $1.8 million for the 401(k) savings plan component and $3.6 million for the profit sharing non-contributory pension plan component.

Supplemental Executive Retirement Plans
The Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans. Because of these limitations and in order to provide certain executives with adequate retirement income, the Bank has entered into agreements that provide retirement benefits to certain executives in the manner discussed below.

On January 1, 2022, the Corporation adopted a supplemental executive retirement plan (“SERP”), in which Mr. Peduzzi was the sole participant. As originally drafted, the SERP did not contemplate participation by additional executives with different vesting schedules. On October 1, 2023, the Corporation amended the SERP to grant the Corporation the flexibility necessary to permit participation by different executives with different benefit amounts and vesting schedules.

In connection with the foregoing amendment to the SERP, the Corporation and Mr. Peduzzi amended his SERP benefit to provide that his normal retirement benefit would vest on a pro-rata basis commencing immediately until fully vested on December 31, 2026, rather than cliff vest in full on September 1, 2026. No change was made to the amount of Mr. Peduzzi’s normal retirement benefit, which remains $120,000, payable for twenty years.

Additionally, and in order to ensure consistency of benefits among similarly situated executives, Messrs. Lima and Griffith and Ms. Kassab became participants in the SERP on October 1, 2023, with each being eligible for a normal retirement benefit of $83,425, $90,000 and $80,314, respectively, payable for twenty years. Mr. Lima’s and Ms. Kassab’s benefit is slightly less than Mr. Griffith’s, taking into account the value of the vested benefit under their Defined Contribution Plan described below.
While participants in the SERP will generally vest according to the schedule set forth below, a participant will become one hundred percent (100%) vested upon his or her death, disability or the Corporation undergoing a change in control. The amount payable upon a separation from service prior to retirement age other than for death, disability or a change in control is based on a pro-rata vesting schedule. Payment of benefits begins upon a participant reaching retirement age, with the exception of payments following death, disability or a change in control, which begin immediately, in each case provided that a termination of employment has occurred. The potential payments that would have occurred assuming a change in control or termination event at December 31, 2023 are outlined in the section Termination and Change in Control Benefits below. In conjunction with entering into the SERP with Mr. Lima and Ms. Kassab, the Defined Contribution Plan they were party to was frozen as of September 30, 2023.

Additionally, on October 1, 2023, the Corporation amended the Executive Salary Continuation Plan Agreement (“ESCPA”) with Mr. Greslick in order to ensure consistency of benefits among similarly-leveled NEOs. Pursuant to the ESPCA amendment dated October 1, 2023, Mr. Greslick will vest in a pro rata portion of his normal retirement benefit, which is now $90,000 a year for twenty years, over a fifteen-year period beginning December 31, 2024. If he has a separation from service prior to attaining the age of sixty-two, he will be paid the vested portion of his benefit over such twenty-year period. If, however, the separation from service is due to death, disability or a change in control, Mr. Greslick will be paid his full normal retirement benefit. Payment of benefits begins at age sixty-two, with the exception of payments following death, disability or a change in control which begin immediately. The potential payments that would have occurred assuming a change in control or termination event at December 31, 2023 are outlined in the section Termination and Change in Control Benefits below.

	Michael D. Peduzzi	Tito L. Lima	Martin T. Griffith	Leanne D. Kassab	Richard L. Greslick, Jr.
Annual Benefit	$120,000	$83,425	$90,000	$80,314	$90,000
Term	20 years	20 years	20 years	20 years	20 years
Retirement Age	62	62	63	62	62
Vesting	Pro-rata through 2026, at which point 100%	Pro-rata through 2026, at which point 100%	Pro-rata through 2026, at which point 100%	Pro-rata through 2026, at which point 100%	Pro-rata December 31, 2024 through 2038, at which point 100%
The foregoing SERP and ESCPA are considered unfunded plans for tax purposes and “top hat” plans for purposes of ERISA. All obligations arising under the SERP and ESCPA are payable from the general assets of the Bank.

Nonqualified Deferred Compensation Plan and Executive Defined Contribution Plan
The following table includes information about the activity in, amounts earned, and balances of each NEO’s account under the CNB Financial Corporation Executive Deferred Compensation Plan and Executive Defined Contribution Plan.

Name	Plan	Executive Contributions in 2023(1) ($)	Corporation Contributions in 2023(2) ($)	Aggregate Earnings in 2023(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2023 ($)
Michael D. Peduzzi	Executive Deferred Compensation	77,635	—	8,836	—	133,832
Tito L. Lima	Executive Defined Contribution (5)	—	49,507	4,476	—	116,369
Richard L. Greslick, Jr.	Executive Deferred Compensation	68,155	—	31,294	—	482,703
Martin T. Griffith	Executive Deferred Compensation	—	—	—	—	—
Leanne D. Kassab (4)	Executive Deferred Compensation	33,774	—	4,355	—	62,516
Leanne D. Kassab (4)	Executive Defined Contribution (5)	—	71,144	6,594	—	171,448
(1) Executive contributions are included in the applicable amounts within the salary column of the Summary Compensation Table.
(2) Corporation contributions are included in the applicable amounts within the other compensation column of the Summary Compensation Table.
(3) Amounts in this column represent all interest and earnings on Executive Deferred Compensation Plan and Executive Defined Contribution Plan account balances during fiscal 2023. The “above-market” portion of this interest and earnings is included in the fiscal 2023 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for those participating in an Executive Defined Contribution Plan.
(4) Ms. Kassab is party to both the Executive Deferred Compensation Plan and the Executive Defined Contribution Plan.
(5) Effective September 30, 2023, the Executive Defined Contribution Plan established for Mr. Lima and Ms. Kassab was amended to freeze the plan with no further contributions to be made and all balances to be vested as of the amendment date.
Executive Deferred Compensation
We have established a deferred compensation plan for executive officers. Annually, executive officers can defer up to 75% of their base compensation and 100% of all bonuses. If 100% of incentive compensation is deferred, the executive is responsible for payment of applicable payroll taxes. All deferred compensation is a general liability of the Bank. Any appreciation or depreciation in each participant’s account value will reflect the performance of the underlying investments. Deferred compensation is structured to be able to serve as a funding source for a Rabbi trust. Investments are expected to closely match the appreciated or depreciated liability. Distributions are received in lump sum or annuity upon normal retirement, death, or disability. Any variance will be adjusted by an expense or gain to the Bank. Amounts deferred and any earnings thereon are not subject to federal individual income tax until distributed to the non-employee director. Accounting treatment for this plan is subject to the ASC Topic 718.
Executive Defined Contribution Plan
The Corporation adopted a defined contribution plan in 2022, in which Mr. Lima and Ms. Kassab were the sole participants, and pursuant to which the Corporation agreed to contribute an amount to the defined contribution plan each year, on January 1, until their service with the Corporation terminated, equal to 20% of Mr. Lima’s annual base salary and 35% of Ms. Kassab’s annual base salary. In connection with the amendments to the SERP described above and in order to ensure consistency of benefits for similarly situated executives, effective September 30, 2023, this plan was frozen to prohibit future contributions and fully vested all contributions for Mr. Lima and Ms. Kassab through such date. Payments of vested amounts under the defined contribution plan will be made or commence within 90 days following the later of termination date of service from the Corporation or attainment of age 65, provided that if Mr. Lima or Ms. Kassab becomes disabled, then payments will be made or commence within 90 days following the disability event. Notwithstanding the previous sentence, if Mr. Lima or Ms. Kassab dies prior to payments commencing under the defined contribution plan, then they will receive payment of their vested amounts in a lump sum within 90 days following death, and if their service with the Corporation terminates within one year following a change in control of the Corporation, then they will receive payment of the vested amounts in a lump sum within 90 days following the termination date of service. Amounts contributed to the defined contribution plan by the Corporation will be credited with earnings each December 31 at a fixed rate of 4%. The defined contribution plan is considered an unfunded plan for tax purposes and a “top hat” plan for purposes of ERISA. All obligations arising under the plan are payable from the general assets of the Corporation.

Termination and Change in Control Benefits
As discussed under “2023 Compensation Program and Pay Decisions” and “Supplemental Executive Retirement Plans” above, the Corporation provides additional benefits to the NEOs in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. We have summarized and quantified the estimated payments under the agreements, assuming a termination event would have occurred on December 31, 2023, below.

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (8)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (9)	Death
Michael D. Peduzzi
Cash Severance (1)	$1,815,383	$—	$1,815,383	$—	$—	$—	$—	$—
Benefit Continuation (2)	9,378	9,378	9,378	—	—	—	—	—
Accelerated Vesting of Equity Awards (3)	244,372	244,372	244,372	244,372	—	—	244,372	244,372
Defined Benefit SERP (4)	240,000	240,000	2,400,000	—	2,400,000	240,000	2,400,000	2,400,000
Total	$2,309,133	$493,750	$4,469,133	$244,372	$2,400,000	$240,000	$2,644,372	$2,644,372

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (8)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (9)	Death
Tito L. Lima
Cash Severance (1)	$1,032,242	$—	$1,032,242	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	142,504	142,504	142,504	142,504	—	—	142,504	142,504
Defined Benefit SERP (4)	63,099	63,099	1,668,502	—	1,668,502	63,099	1,668,502	1,668,502
Defined Contribution SERP (7)	116,369	116,369	116,369	—	116,369	116,369	116,369	116,369
Total	$1,354,214	$321,972	$2,959,617	$142,504	$1,784,871	$179,468	$1,927,375	$1,927,375

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (8)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within Two Years of Change In Control	Retirement	Disability (9)	Death
Richard L. Greslick, Jr.
Cash Severance (1)	$1,393,704	$—	$1,393,704	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	213,908	213,908	213,908	213,908	—	—	213,908	213,908
Defined Benefit SERP (6)	—	—	1,800,000	—	1,800,000	—	1,800,000	1,800,000
Total	$1,607,612	$213,908	$3,407,612	$213,908	$1,800,000	$—	$2,013,908	$2,013,908

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (8)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (9)	Death
Marin T. Griffith
Cash Severance (1)	$1,107,660	$—	$1,107,660	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	152,506	152,506	152,506	152,506	—	—	152,506	152,506
Defined Benefit SERP (4)	180,000	180,000	1,800,000	—	1,800,000	180,000	1,800,000	1,800,000
Total	$1,440,166	$332,506	$3,060,166	$152,506	$1,800,000	$180,000	$1,952,506	$1,952,506

	No Change In Control Event		Change In Control Event			Life Events
NEO	Termination Without Cause (8)	Termination Following Detrimental Event to Executive (Good Reason)	Termination Without Cause or Detrimental Event to Executive (Good Reason)	No Termination	Other Termination Within One Year of Change In Control	Retirement	Disability (9)	Death
Leanne D. Kassab
Cash Severance (1)	$766,193	$—	$766,193	$—	$—	$—	$—	$—
Accelerated Vesting of Equity Awards (3)	139,221	139,221	139,221	139,221	—	—	139,221	139,221
Defined Benefit SERP (4)	7,786	7,786	1,606,282		1,606,282	7,786	1,606,282	1,606,282
Defined Contribution SERP (7)	171,448	171,448	171,448	—	171,448	171,448	171,448	171,448
Total	$1,084,648	$318,455	$2,683,144	$139,221	$1,777,730	$179,234	$1,916,951	$1,916,951

(1) The Employment Contracts provide for lump sum cash severance payments in the event a NEO is terminated without “cause” (as such term is defined in the Employment Contracts), regardless of whether such termination is in connection with a change in control, or voluntarily terminates employment under certain specific “good reason” circumstances following a change in control, subject to the NEO’s execution and non-revocation of a release. Such “good reason” circumstances include a reduction in title or responsibilities, assignment of duties or responsibilities inconsistent with current responsibilities, a reduction in salary or other benefits, and reassignment to a location greater than 25 miles from the current location. Following such a termination of employment, (a) Mr. Greslick will each be entitled to receive a lump sum cash payment equal to 2.99 times the sum of (i) his base salary plus (ii) the average incentive bonus paid over the preceding three-year period, (b) Messrs. Peduzzi, Lima, and Griffith will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) his base salary, plus (ii) the average incentive bonus paid over the preceding three-year period, and (c) Ms. Kassab will be entitled to receive a lump sum cash payment equal to 2.50 times the sum of (i) her average base salary over the preceding five-year period, plus (ii) the average incentive bonus paid over the preceding five-year period.
(2) Mr. Peduzzi’s Employment Contract provides for certain health and welfare benefit continuations under certain circumstances. Mr. Peduzzi’s Employment Contract provides that, upon the termination of employment without “cause” or for “good reason,” then subject to his execution and non-revocation of a release, he will be entitled to, for a period of six months following such termination, medical, dental and vision coverage for Mr. Peduzzi and members of his family, which is not less favorable than the group medical, dental and vision coverage provided to Mr. Peduzzi and family immediately prior to the date of termination. The benefit continuation will terminate if Mr. Peduzzi obtains comparable medical, dental, or vision coverage from any other employer during such period. In addition, Mr. Peduzzi will be obligated to pay an amount equal to the active employee contribution, if applicable.
(3) The values in this row represent the amounts of the performance-based restricted stock and time-based restricted stock subject to accelerated vesting upon the termination of employment for any of the following reasons: (i) death, (ii) disability, (iii) retirement, (iv) without cause, (v) for good reason, or, (vi) in the event a change in control occurs during a performance period, subject to the executive’s continued service through the effective time of such Change in Control. For performance-based restricted stock, the NEO will vest as of the date of such termination in a pro-rata portion of the number of shares that would have vested based on actual performance measured as of the most recently completed fiscal quarter, with such pro-rata portion calculated by multiplying such number of shares by a fraction, the numerator of which equals the number of full months that the NEO was employed during the performance period, and the denominator of which equals 36. If the compensation committee of the Corporation cannot determine the extent to which the performance goals have been achieved as of the most recently completed fiscal quarter, then the NEO will vest in a pro-rata portion of the target number of shares of stock identified in his or her agreement, with such pro rata portion calculated as described above. For purposes of this column, the terms “Good Reason,” “Disability,” “Retirement,” “Cause,” and “Change in Control” have the meanings ascribed to them in the 2019 Incentive Plan or applicable award agreement.
(4) Under the SERP, if employment ends prior to the normal retirement age, payment of the accrued benefit will commence on participant’s normal retirement age, as outlined in the table below, for the following twenty years, except if employment ends due to death, disability, or a termination following a Change in Control, in which case payments commence immediately. The amounts presented above reflect the total accrued benefit as of December 31, 2023 that would be paid out over twenty equal annual payments. If employment is terminated by reason of disability, or for any reason within one year following a change in control, then the participant will receive the full normal retirement benefit, as outlined in the accrued benefit table below, in a lump sum payment, regardless of whether normal retirement age has been attained. If employment is terminated by reason of death, then the designated beneficiary will receive the present value of the participant’s accrued benefit or normal retirement benefit in a lump sum within 90 days following death.

	Michael D. Peduzzi	Tito L. Lima	Martin T. Griffith	Leanne D. Kassab
Annual Benefit	$120,000	$83,425	$90,000	$80,314
Term	20 years	20 years	20 years	20 years
Normal Retirement Age	62	62	63	62
Calculation of Accrued Benefit (to be paid over 20 years) (5)
Year Ending on December 31, 2023	$240,000	$63,099	$180,000	$7,786
January 1 – December 31, 2024	$960,000	$598,423	$720,000	$540,897
January 1 – December 31, 2025	$1,680,000	$1,133,560	$1,260,000	$1,073,733
January 1 – December 31, 2026 or after	$2,400,000	$1,668,502	$1,800,000	$1,606,282
(5) The Accrued Benefit shall be increased by a pro-rated amount relative to the participant’s service during the year in which the separation from service event occurs in order to give the executive partial credit for such year.
6) Under the ESCPA between the Bank and Mr. Greslick, if Mr. Greslick’s employment is terminated for any reason other than death, disability, or pursuant to a change in control as of December 31, 2023, then he will not have any entitlements under the ESCPA because he was not vested in any amount as of such date. If his employment is terminated by reason of death, disability, or for any reason within two years following a change in control, then he will receive the full normal retirement benefit, as outlined in the accrued benefit table below, payable with equal quarterly payments over a period of twenty years.

Richard L. Greslick, Jr.
Annual Benefit	$90,000
Term	20 years
Retirement Age	62
Calculation of Accrued Benefit (to be paid over 20 years) (4)
Year Ending on December 31, 2023	$—
January 1 – December 31, 2024	$120,000
Annual Increase in Accrued Benefit amount	$120,000
January 1 – December 31, 2038 or after	$1,800,000

(7) Represents the amounts under the Defined Contribution Plan agreements between the Corporation and each of Mr. Lima and Ms. Kassab which was frozen as of September 30, 2023. Mr. Lima and Ms. Kassab became fully vested as of this date.
(8) The meaning of the term “cause” will be specific to the applicable Employment Contract, SERP, ESCPA, Defined Contribution Plan, 2019 Incentive Plan, or the applicable award agreement thereunder.
(9) The meaning of the term “disability” will be specific to the applicable Employment Contract, SERP, ESCPA, Defined Contribution Plan, 2019 Incentive Plan, or the applicable award agreement thereunder.
Executive Compensation and Personnel Committee Interlocks and Insider Participation
The members of the ECC are Messrs. Obi (Committee Chairperson), Powell, Scott, Smith, Straub, and Ms. Young. No person who served as a member of the ECC during 2023 was a current or former officer or employee of the Corporation or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2023, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the ECC of the Corporation.

CERTAIN TRANSACTIONS
Directors and officers of the Corporation and certain business organizations and individuals associated with them have been customers of and have had normal banking transactions with CNB Bank. All such transactions have been in the ordinary course of business, on terms substantially equivalent, including interest rates and collateral, to those which prevailed at the time in comparable transactions with persons not related to the Corporation or the Bank and do not involve more than the normal risk of collectability or present other unfavorable features.
Code of Ethics
The Board has approved a Code of Ethics for Officers and Directors. The Code of Ethics can be found at the Bank’s website, www.cnbbank.bank.
Policies and Procedures Regarding Transactions with Related Persons
Pursuant to the Corporation’s Code of Conduct, directors, officers, agents, attorneys and immediate family members of such persons and business entities in which such persons have, directly or indirectly, a majority or controlling interest should at all times be free of any conflicting interests when acting on behalf of the Corporation or any of its affiliates.
The Code of Conduct specifies that loan transactions involving such persons will be governed by regulatory rules and regulations restricting rates and terms, the Corporation’s general lending policies and the Corporation’s insider loans policy, and such loans must be approved by an authorized lending officer other than the person in question.
The Code of Conduct further requires that all potential conflict of interest situations be reported. Any person who wishes to obtain approval of a particular action, or waiver of any requirements of the Code of Conduct in any particular situation, must apply for approval or waiver by disclosing all relevant facts and circumstances to the approving authority. For directors, the Corporation’s Board may grant approval or waivers. For officers, the executive officer responsible for the department to which the officer is assigned may grant approval or waivers and for all others, the Corporation’s Chairperson or President may grant such approval or waivers. Persons subject to the Code of Conduct and wishing to engage in a purchase, lease or sale of any assets or services from or to the Corporation or any of its affiliates, other than in the ordinary course of business, must disclose the facts to the Corporation’s Board, which shall then determine whether to approve such transaction.

STOCK OWNERSHIP
Stock Owned by Management and Directors
The following table presents information known to us regarding the beneficial ownership of our common stock as of the record date of February 20, 2024 by each of our directors and NEOs and by all of our directors, NEOs and other executive officers as a group. All information as to beneficial ownership has been provided to us by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers has sole voting and investment power over all of the shares they beneficially own.

Name	Shares Beneficially Owned (1)		Percentage of Shares Outstanding (3)
Directors:
Jeffrey S. Powell	135,834	(2)		*
Michael D. Peduzzi	35,932			*
Richard L. Greslick, Jr.	40,807			*
Michael Obi	5,972			*
Joel E. Peterson	24,784			*
Deborah Dick Pontzer	41,147	(2)		*
Nicholas N. Scott	33,366	(2)		*
Richard B. Seager	20,228			*
Peter F. Smith	104,873			*
Francis X. Straub, III	34,786			*
Peter C. Varischetti	18,849	(2)		*
Julie M. Young	7,858			*
Executive Officers:
Tito L. Lima	20,345	(2)		*
Martin T. Griffith	13,033			*
Leanne D. Kassab	21,682	(2)		*
Directors and Executive Officers as Group (21 persons)	606,605		2.89%
*    Less than 1%.
(1) Information furnished by directors, NEOs and other executive officers.
(2) Includes joint ownership with relatives as to which the director or executive officer has joint voting or investment powers.
(3) Based on 21,018,802 shares of our common stock outstanding as of February 20, 2024.

Stock Owned by 5% Shareholders
The following table presents common stock ownership information for persons known to us to beneficially own more than 5% of the Corporation’s stock as of the record date of February 20, 2024.

Name	Shares Beneficially Owned		Percentage of Shares Outstanding(1)
BlackRock, Inc.	1,658,018	(2)	7.9%
Wellington Management Group LLP	1,204,518	(3)	5.7%
(1) Based on 21,018,802 shares of our common stock outstanding as of February 20, 2024.
(2) Based on a Schedule 13G/A filed on January 26, 2024 by BlackRock, Inc. (“BlackRock”), which listed its address as 50 Hudson Yards, New York, NY 10001, BlackRock possesses sole voting power with respect to 1,626,674 shares of common stock and sole dispositive power with respect to 1,658,018 shares of common stock. BlackRock has indicated that it filed the Schedule 13G/A on behalf of the following subsidiaries: Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC.
(3) Based on a Schedule 13G filed on February 8, 2024 by Wellington Management Group LLP. (“Wellington”), which listed its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210, Wellington possesses shared voting power with respect to 1,170,197 shares of common stock and shared dispositive power with respect to 1,204,518 shares of common stock. Wellington has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Wellington Group Holdings LLP; Wellington Investment Advisors Holdings LLP; Wellington Management Global Holdings, Ltd and Wellington Investment Advisors.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Michael D. Peduzzi, our CEO, as of December 31, 2023. As of December 31, 2023, our most recently completed fiscal year, the annual total compensation of our median employee was $51,549 and the annual total compensation of our CEO, as reported in the “Summary Compensation Table” included in this Proxy Statement, was $1,175,410. As a result, the annual total compensation of our CEO was 23 times that of the median employee.
To identify our median employee, as well as to determine the annual total compensation of our median employee and CEO, we took the following steps:
1.We determined that, as of December 31, 2023, our employee population consisted of 800 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees.
a.In this Proxy Statement, we selected December 31, 2023, which is within the last three months of 2023, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.
2.To identify the “median employee” from our employee population, we compared the total base salary and non-equity incentive compensation amount of our employees as reflected in our payroll records following the same methodology used to prepare the "Summary Compensation Table."
3.We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Since all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.
4.Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for our median employee of $51,549.
5.With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about our common stock that may be issued under the 2019 Incentive Plan as of December 31, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	—	—	211,069
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	211,069

OTHER MATTERS
Delinquent Section 16(a) Reports
Under SEC rules, the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.
Based solely on a review of reports we filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a) during the year ended December 31, 2023.
Other Matters to Come Before the 2024 Annual Meeting
The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matter which anyone proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment.
Shareholder Proposals for the 2025 Annual Meeting
Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2025 Annual Meeting of Shareholders must be addressed to Michael D. Peduzzi., President, CNB Financial Corporation, P.O. Box 42, Clearfield, PA 16830 and received no later than November 8, 2024. Any shareholder proposal for a nominee to the Board or proposal for any other matter to be acted upon at the 2025 Annual Meeting of Shareholders (and not for inclusion in our proxy statement) must be received no later than January 22, 2025.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 15, 2025.
Householding
If you share an address with one or more other shareholders, you may have received notification that you will receive only a single copy of the 2023 Annual Report, Notice of Internet Availability of Proxy Materials and Proxy Statement for your entire household unless you have notified us that you wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs. If you would like to revoke your consent to “householding,” or if you are receiving multiple copies at your address and would like to enroll in “householding,” please submit your request to Richard L. Greslick, Jr., Secretary, CNB Financial Corporation, P.O. Box 42, Clearfield, Pennsylvania 16830 or call us at (814) 765-9621. If you own your shares in “street name,” please contact your broker, bank or other nominee to make your request.

By Order of the Board of Directors,

Richard L. Greslick, Jr., Secretary

Clearfield, Pennsylvania
[ ], 2024

Appendix A
Charter Amendment
1.Article 9 of the Amended and Restated Articles of Incorporation of CNB Financial Corporation is hereby amended by deleting such Article 9 and replacing it in its entirety with the following:

“9. The Bylaws of the corporation may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter; or by the affirmative vote of a majority of the directors present and voting at a meeting of the board of directors at which a quorum is present; provided that any bylaw provision amended or adopted by the board of directors that adversely affects the rights of the shareholders must be ratified by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter prior to such amended or adopted bylaw provision taking effect; provided further that any bylaw provision amended or adopted by the shareholders may only be amended or repealed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter; and provided further that any bylaw provision amended or adopted by the board of directors may be amended or repealed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter .”

PROXY

CNB Financial Corporation

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 16, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ms. Kylie Graham, Ms. Katie Anderson and Ms. Carla Higgins, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting of Shareholders") of CNB Financial Corporation in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting of Shareholders to be held at 2:00 PM EDT on April 16, 2024 or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at www.viewproxy.com/CNBFinancial/2024 by 11:59 PM ET on April 15, 2024. On the day of the Annual Meeting of Shareholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR ANY NOMINEE. IT WILL BE VOTED "FOR" ALL NOMINEES UNDER PROPOSAL 1 AND WILL BE VOTED "FOR" PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

The Proxy Statement and our 2023 Annual Report to Shareholders are available at: http://www.viewproxy.com/CNBFinancial/2024

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

Class 1 directors	FOR	AGAINST	ABSTAIN
01 Michael Obi	☐	☐	☐
02 Michael D. Peduzzil	☐	☐	☐
03 Joel E. Peterson	☐	☐	☐
04 Richard B. Seager	☐	☐	☐

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

CONTROL NUMBER

→ ☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

WILL ATTEND THE MEETING ☐

Date: ______________________________, 2024

____
Signature

____
Signature

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

▲ **FOLD AND DETACH HERE AND READ THE REVERSE SIDE** ▲

As a shareholder of CNB Financial Corporation you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 15, 2024.

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/CCNE

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY